UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SOUTHWESTERN ENERGY COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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10000 Energy Drive

Spring, Texas 77389

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ON MAY 19, 2015

The Annual Meeting of Stockholders of Southwestern Energy Company, or the Company, will be held at the Hilton Houston North Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, on Tuesday, May 19, 2015, at 11:00 a.m., Central Daylight Time, for the following purposes:

(1) To elect nine directors to the Board to serve until the 2016 Annual Meeting or until their respective successors are duly elected and qualified, and the Board intends to present for election John D. Gass, Catherine A. Kehr, Greg D. Kerley, Vello A. Kuuskraa, Kenneth R. Mourton, Steven L. Mueller, Elliot Pew, Terry W. Rathert and Alan H. Stevens;

(2) To ratify the appointment of PricewaterhouseCoopers LLP, or PwC, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

(3) To conduct an advisory vote to approve the compensation paid to our Named Executive Officers for 2014;

(4) To consider two stockholder proposals contained in this proxy statement, if properly presented at the Annual Meeting; and

(5) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 23, 2015, as the Record Date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

The Company’s 2014 Annual Report, which is not part of the proxy soliciting material, is enclosed.

You are welcome to attend the meeting. If you do not attend, it is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card or voting instruction card. Alternatively, you can vote your shares by telephone or over the Internet as described in more detail in this proxy statement.

You may revoke a proxy at any time prior to its exercise by giving written notice to that effect to the Secretary of the Company or by submitting a later-dated proxy or subsequent Internet or telephonic proxy. If you attend the meeting, you may revoke any proxy you previously granted and vote in person.

By Order of the Board of Directors

JOHN C. ALE
Secretary

April 6, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2015:

The proxy statement and annual report to stockholders are available at www.swn.com

i

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2015

PROXY STATEMENT QUESTIONS

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Stockholders who own shares of common stock as of March 23, 2015, the Record Date, may vote at the meeting. There were 384,569,745 shares of common stock outstanding on that date. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the Annual Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 10000 Energy Drive, Spring, Texas 77389.

HOW MAY I ATTEND THE ANNUAL MEETING?

Attendance at the Annual Meeting is limited to stockholders, our employees, and invited guests. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 10:00 a.m. Central Daylight Time on the date of the Annual Meeting, and each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date. The use of cell phones, smartphones, recording and photographic equipment and computers is not permitted in the meeting room at the Annual Meeting.

WHEN WERE THE ENCLOSED SOLICITATION MATERIALS FIRST GIVEN TO STOCKHOLDERS?

This Proxy Statement and accompanying proxy are first being mailed, given or made available to stockholders, on or about April 6, 2015. We are making our proxy materials available to our stockholders on the Internet. You may read, print and download our 2014 Annual Report to Stockholders and our Proxy Statement at www.envisionreports.com/swn. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by email.

WHAT AM I VOTING ON, AND WHAT ARE THE BOARD’S RECOMMENDATIONS?

You are being asked to vote on the following:

Proposal		Board’s Recommendations
Proposal 1	Election of Director Nominees (page 6)	FOR each of the nominees
Proposal 2	Ratification of Appointment of Independent Auditor (page 17)	FOR
Proposal 3	Advisory Vote to Approve Executive Compensation (page 56)	FOR
Proposals 4-5	Stockholder Proposals (pages 61-67)	AGAINST

I SHARE AN ADDRESS WITH ANOTHER SHAREHOLDER, AND WE RECEIVED ONLY ONE PAPER COPY OF THE PROXY MATERIALS. HOW CAN I OBTAIN AN ADDITIONAL COPY OF THE PROXY MATERIALS?

Southwestern Energy Company, or the Company, has adopted a procedure approved by the Securities and Exchange Commission, or the SEC, called “householding.” Under this procedure, the Company may deliver a single copy of this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of the Company’s annual meetings, and reduces the Company’s printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the this Proxy Statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of any of these documents.

To receive free of charge a separate copy of this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, shareholders may write or call the Company at the following:

Southwestern Energy Company

Attention: Secretary

10000 Energy Drive

Spring, Texas 77389

(832) 796-4700

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address and phone number above. Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

WHAT CONSTITUTES A QUORUM OF STOCKHOLDERS?

We must have a quorum to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast as of the Record Date. Because there were 384,569,745 shares of common stock outstanding on March 23, 2015, the Record Date, the quorum for the Annual Meeting requires the presence at the meeting in person or by proxy of stockholders entitled to vote at least 192,284,873 shares. Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner.

IF I AM THE “BENEFICIAL OWNER” OF SHARES THAT ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE FOR ME? HOW ARE BROKER NON-VOTES TREATED?

Under the NYSE member rules, a member broker (that is, a member of the NYSE) that holds shares in street name for customers generally has the authority to vote on certain “routine” or “discretionary” proposals if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. However, the NYSE precludes brokers from exercising their voting discretion on certain proposals without instructions from the beneficial owner, and the NYSE now expressly prohibits brokers holding in “street name” for their beneficial holder clients from voting in an election of directors and from voting on certain corporate governance matters without receiving specific instructions from those clients. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on Proposals 1, 3, 4, and 5 you will need to communicate your voting decisions to your bank, broker or other holder of record before May 19, 2015.

HOW WILL YOU TREAT ABSTENTIONS?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved the matters addressed by Proposal No. 1 and Proposal No. 3, abstentions will have no effect on the vote, but for Proposal No. 2, Proposal No. 4 and Proposal No. 5, abstentions will have the same effect as a vote “AGAINST.”

HOW DO I VOTE?

On April 6, 2015, we mailed a notice to stockholders containing instructions on how to access our proxy materials and vote online at www.envisionreports.com/swn. Because many of our stockholders are unable or choose not to attend the meeting in person and may have limited access to the Internet, we also send proxy cards and offer electronic and telephonic voting to all of our stockholders who hold their shares in their own names (that is, whose shares are not held by a broker in “street name”) to enable them to direct the voting of their shares.

If you are the record holder of your shares, you may vote your shares (i) via the Internet, (ii) by telephone, or (iii) in person at the Annual Meeting by proxy. If your shares are held by your broker in “street name,” your broker is required to provide you with instructions for voting your shares.

Internet Access:  Record holders with Internet access may submit proxies by following the “Vote-by-Internet” instructions on their proxy cards. Stockholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

By Telephone:  Record holders may submit proxies by following the “Vote-by-Telephone” instructions on their proxy cards. Stockholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustee or nominees. Please check the voting instruction card for telephonic voting availability.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

Proposal No. 1 — Election of Directors: Any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors.

Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm: The affirmative vote of holders of a majority of the shares properly represented at the meeting, either in person or by proxy, on Proposal No. 2 is required to ratify the appointment of PwC as our independent registered public accounting firm. Therefore, abstentions will have the same effect as a vote “AGAINST.” Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm. Therefore, we do not expect any broker non-votes on this proposal. However, to the extent there are any broker non-votes, they will have no effect on the results of this vote.

Proposal No. 3 — An Advisory Vote to Approve Our Executive Compensation: Because Proposal No. 3 is an advisory vote, there is no minimum vote that constitutes approval of this proposal. We will consider this proposal approved if a majority of the votes properly cast are “FOR” this proposal.

Proposal Nos. 4 and 5 — Stockholder Proposals: The affirmative vote of holders of a majority of the shares properly represented at the meeting, either in person or by proxy, is required to approve each of the stockholder proposals. Therefore, abstentions will have the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the results of this vote. Because each of the stockholder proposals is phrased as a request for our Board to take such action, we will not be required to take the requested action if a proposal is approved; however, we will reevaluate the subject if a proposal is approved.

WHAT IS A PROXY?

A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating Catherine A. Kehr and Kenneth R. Mourton as your proxies. We solicit proxies so that as many shares as possible of common stock may be voted at the Annual Meeting. You must complete and return the enclosed proxy card or vote by phone or Internet to have your shares voted by proxy as contemplated by this Proxy Statement.

HOW WILL MY PROXY VOTE MY SHARES?

Your proxies will be voted in accordance with your instructions. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” the nine director nominees, the ratification of PwC as the Company’s independent registered public accounting firm for 2015 and the proposal regarding an advisory vote on executive compensation, and “AGAINST” Proposal No. 4 and Proposal No. 5. Also, your proxy card or your vote via phone or Internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

HOW DO I VOTE BY MAIL USING MY PROXY CARD?

There are three steps:

Step 1

a. Proposal No. 1

Election of a board of nine directors to serve until the next Annual Meeting or until their successors are duly elected and qualify.

To vote for a director, check the box marked “FOR” opposite the name of the director. To cast your vote against a director, mark the box “AGAINST” opposite the name of the director. If you do not wish to vote, mark the box “ABSTAIN.”

b. Proposal No. 2 through Proposal No. 5

To vote for a proposal, check the box marked “FOR.” If you are opposed to a proposal, check the box, “AGAINST.” If you do not wish to vote, mark the box “ABSTAIN.”

Step 2

Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES WILL NOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS AS SET FORTH IN THIS PROXY STATEMENT.

Step 3

Mail your proxy card in the pre-addressed, postage-paid envelope.

MAY I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

Yes. If you vote by proxy, you need to fill out a ballot at the Annual Meeting only if you want to change your vote.

HOW MAY I REVOKE MY PROXY AFTER I HAVE DELIVERED IT?

A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Secretary, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the meeting. The Secretary may be contacted at the following address: Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389, Attention: Secretary.

WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COSTS?

The Company, on behalf of the Board, through its officers and employees, is soliciting proxies primarily by mail. However, proxies also may be solicited in person, by telephone or facsimile. Morrow & Co., LLC, a proxy solicitation firm, will be assisting us for a fee of approximately $12,000 plus out-of-pocket expenses. Southwestern Energy Company pays the cost of soliciting proxies and reimburses brokers and others for forwarding proxy materials to you.

WHEN WILL THE VOTING RESULTS BE AVAILABLE?

We will announce preliminary voting results at the Annual Meeting. Voting results will also be disclosed on a current report on Form 8-K filed with the SEC within four business days after the Annual Meeting. Once filed, this Form 8-K will be available on our and the SEC’s websites.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At this meeting, stockholders are being asked to elect nine directors to serve until the next Annual Meeting or until their respective successors are duly elected and qualified.

Voting

The shares of common stock represented by the enclosed proxy will be voted as instructed by the stockholder for the election of the nominees named below. If no direction is made, the proxy will be voted “FOR” the election of all of the nominees named below other than in the case of broker non-votes, which will be treated as described below. Our bylaws provide that, in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors, other than counting for purposes of a quorum. Our bylaws also provide that any nominee who does not receive a majority of votes cast “FOR” his or her election in an uncontested election is expected to tender his or her conditional resignation to the Chairman of the Board promptly following the certification of the vote, which resignation shall be promptly considered through a process managed by the Nominating and Governance Committee, excluding (other than in certain limited circumstances set forth in our bylaws) any nominees who did not receive a majority vote. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares of common stock represented by the enclosed proxy may be voted for such other person as the Board may recommend. The Company does not expect that any nominee will be unavailable for election.

The Board, upon the recommendation of the Nominating and Governance Committee, has proposed the nine nominees set forth below for election as directors. All nominees for director are presently directors of the Company elected by stockholders at the 2014 Annual Meeting, except for Mr. Rathert, who was appointed by the Board effective October 20, 2014, to fill a vacancy created on that date. Certain information concerning the nominees is set forth below.

Recommendation of the Board

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD AS SET FORTH IN THIS PROPOSAL.

Nominees for Election

JOHN D. GASS — Mr. Gass is a former Vice President of Chevron Corporation and President of Chevron Gas and Midstream, a position he held from 2003 until his retirement in 2012. In this role, he was responsible for Chevron’s global natural gas marketing and trading activities, as well as Chevron’s pipeline, power and worldwide shipping operations. Mr. Gass began his career in 1974 in Chevron’s Gulf of Mexico business unit in New Orleans, and over the next 38 years held positions of increasing responsibility both domestically and abroad in engineering, operations and executive management at the company. Prior to his most recent position, Mr. Gass served as the Managing Director of Chevron’s Southern Africa Strategic Business Unit from 2001 to 2003 where he was responsible for Chevron’s exploration and production operations in Angola and neighboring countries. From 1996 to 2000, Mr. Gass was Managing Director of Chevron’s Australasia Strategic Business Unit, where he was responsible for Chevron’s upstream activities in Australia and Papua New Guinea. Mr. Gass served as a director of Sasol Chevron Holdings Ltd from 2003 to 2010 and GS Caltex Corporation from 2004 to 2008. Mr. Gass graduated from Vanderbilt University in 1974 with a bachelor’s degree in civil engineering and later obtained a master’s degree in civil engineering from Tulane University in 1978. He has served on the Board and the Compensation Committee of Weatherford International, Ltd. since June 2013 and the Board of Suncor Energy Inc. since February 2014, where he is Chairman of the Compensation Committee. He is a member of the American Society of Civil Engineers and the Society of Petroleum Engineers. Mr. Gass is 63 years old and first became a director of the Company in 2012.

The Nominating and Governance Committee, in reviewing and assessing Mr. Gass’s contributions to the Board, determined that his experience as an executive of a leading multinational exploration and production company with midstream operations will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

CATHERINE A. KEHR — Ms. Kehr retired in 2006 as a Senior Vice President and Director of Capital Research Company, a division of The Capital Group Companies, one of the world’s largest investment management organizations and manager of the American Funds. From 1997 to 2006, she was an investment analyst and fund manager with responsibility for global energy equities for The Capital Group Companies. From 1992 to 1997, she was an investment analyst and fund manager with responsibility for global energy high yield debt for The Capital Group Companies. Prior to her tenure with The Capital Group Companies, she held various managerial positions at Atlantic Richfield Company and Payden & Rygel. In 2001, the Reuters Survey ranked Ms. Kehr among the top 10 individual U.S. fund managers. Effective in March 2015, Ms. Kehr became a director of California Resource Corporation. Ms. Kehr received a Bachelor of Arts from Yale University and an MBA from The Wharton School of the University of Pennsylvania. Ms. Kehr holds the Chartered Financial Analyst designation. Ms. Kehr is 52 years old and was first elected to the Company’s Board in 2011.

The Nominating and Governance Committee, in reviewing and assessing Ms. Kehr’s contributions to the Board, determined that her experience as an executive of an investment firm, her experience as an investment analyst and portfolio manager, her financial expertise and her global energy experience will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

GREG D. KERLEY — Mr. Kerley retired as Executive Vice President and Chief Financial Officer of the Company on October 1, 2012. Mr. Kerley joined the Company in 1990 as Controller and Chief Accounting Officer and has more than 30 years of oil and gas industry experience. He also served the Company as Treasurer and Secretary before he was named Senior Vice President and Chief Financial Officer in 1998. He served as an Executive Vice President from 1999 to 2012. Mr. Kerley also became a director of the Company in August 2010. Before joining the Company, Mr. Kerley held senior financial and accounting positions at Agate Petroleum Inc. and was a manager for Arthur Andersen LLP specializing in the energy sector. Mr. Kerley graduated from Oklahoma State University with a bachelor’s degree in accounting. He is a retired certified public accountant and is a member of the American Institute of Certified Public Accountants. He is also a member of the Independent Petroleum Association of America. Mr. Kerley is 59 years old.

The Nominating and Governance Committee, in reviewing and assessing Mr. Kerley’s contributions to the Board, determined that his experience as our Chief Financial Officer, his prior accounting, financial and oil and gas industry experience and his involvement in industry associations complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

VELLO A. KUUSKRAA — Mr. Kuuskraa is the President and Chairman of the Board of Directors of Advanced Resources International, Inc., a privately held geological and engineering technical services company located in Arlington, Virginia, which he has led since 1991. He is internationally recognized for his work in unconventional gas resources, energy economics, supply modeling and new oil and gas recovery technologies. Mr. Kuuskraa served on the United States Secretary of Energy’s Natural Gas Supply Task Force, was a member of the National Academy of Sciences Study Committee for defining the National Energy Modeling System and has testified before the Federal Energy Regulatory Commission on the outlook for natural gas supplies. He has published over 100 technical papers, reports and presentations on energy resources and future natural gas supplies. Mr. Kuuskraa is a recognized expert on the technologies of tight gas and shale gas recovery. He is also a recognized expert on the technologies of coalbed methane and enhanced oil recovery and their adaptation for carbon dioxide sequestration. Mr. Kuuskraa is 74 years old and was first elected to the Company’s Board in 2003.

The Nominating and Governance Committee, in reviewing and assessing Mr. Kuuskraa’s contributions to the Board, determined that his geological and engineering background, his demonstrated knowledge of the natural gas industry as well as his leadership experience as President and Chairman of the Board of an internationally recognized geological and engineering advisory firm will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

KENNETH R. MOURTON — Mr. Mourton is an Attorney at Law with and Managing Principal Attorney of the firm of Ball and Mourton, Ltd., PLLC, Fayetteville, Arkansas, where he has practiced since 1975. He is a certified public accountant (inactive) and owns and operates several businesses in various states related to beer distribution, lodging, warehousing and travel. He is the Chairman of the Razorback Foundation and is also a member of the Board of Directors of the Arkansas Rural Endowment Fund, a non-profit corporation created by the State of Arkansas to help lower income, rural Arkansas children obtain college and university educations. Mr. Mourton is 64 years old and was first elected to the Company’s Board in 1995.

The Nominating and Governance Committee, in reviewing and assessing Mr. Mourton’s contributions to the Board, determined that legal and accounting background, his considerable business experience and his knowledge of matters in the State of Arkansas, where the Company has significant assets, will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

STEVEN L. MUELLER — Mr. Mueller is the Chief Executive Officer of the Company, a position he has held since May 19, 2009. Mr. Mueller also held the title of President from May 19, 2009 until December 10, 2014, and prior to that time, from June 2, 2008, Mr. Mueller served as the President and Chief Operating Officer of the Company. He joined the Company from CDX Gas, LLC, a privately owned company where he was employed as Executive Vice President from September 2007 to May 2008. From 2001 until its acquisition by Forest Oil in 2007, Mr. Mueller served first as the Senior Vice President and General Manager Onshore and later as the Executive Vice President and Chief Operating Officer of The Houston Exploration Company. Mr. Mueller has over 30 years of experience in the oil and gas industry and served in multiple operational and managerial roles at Tenneco Oil Company, Fina Oil Company, American Exploration Company and Belco Oil & Gas Company. Mr. Mueller has a degree in geologic engineering from the Colorado School of Mines. Mr. Mueller is 62 years old and first became a director of the Company in July 2009.

The Nominating and Governance Committee, in reviewing and assessing Mr. Mueller’s extensive experience in the oil and gas industry, determined that his role as the Company’s Chief Executive Officer coupled with his past executive and industry experience will complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

ELLIOTT PEW — Mr. Pew retired in 2010 as Chief Operating Officer of Common Resources, LLC, a Houston-based exploration and production company. Mr. Pew was a co-founder of Common Resources, LLC and served as Chief Operating Officer from 2007 until the company was sold in 2010. Prior to his employment by Common Resources, LLC, Mr. Pew was Executive Vice President — Exploration at Newfield Exploration Company, where he led Newfield’s worldwide exploration program. Additionally, he led Newfield’s expansion efforts into the onshore Gulf Coast in the late 1990’s. Prior to his work at Newfield, Mr. Pew was with American Exploration Company, a natural resource exploration and production company, where he served as Senior Vice President — Exploration in 1997, as Vice President Exploration from 1993 to 1996 and Senior Geophysicist from 1992 to 1993. Mr. Pew has served as a director for Enerplus Corporation, a North American energy producer, since 2010, including his current position as Chairman. From 2010 to 2012, Mr. Pew served as a director of Common Resources II, a private exploration and production company, and, since 2012, Mr. Pew has served as a director of Common Resources III, a private exploration and production company. Mr. Pew is 60 years old and first became a director of the Company in 2012.

The Nominating and Governance Committee, in reviewing and assessing Mr. Pew’s contributions to the Board, determined that his experience as an executive and director of other oil and gas companies will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

TERRY W. RATHERT — Mr. Rathert has an extensive background in the oil and gas industry. He was a co-founder of Newfield Exploration Company, where he served in various positions from 1989 until August 2014, including as Executive Vice President and Chief Financial Officer and as Secretary. Prior to Newfield, Mr. Rathert was Director of Economic Planning and Analysis for Tenneco Oil Exploration and Production Company. Since January 2015, Mr. Rathert has served as a director to Kaspar Companies Inc. and Kaspar Texas Traditions, each a privately held company. He is a member of the Society of Petroleum Engineers. Mr. Rathert serves on Texas A&M University’s Petroleum Engineering Department Industry Board and is on the Board of Directors of the YMCA of the Greater Houston Area. He has served as Treasurer for the American Exploration & Production Council, the Houston Energy Finance Group and America’s Natural Gas Alliance. Mr. Rathert is 62 years old and was first elected to the Company’s Board in 2014.

The Nominating and Governance Committee, in reviewing and assessing Mr. Rathert’s contributions to the Board, determined that his past experience as an executive of other oil and gas companies, including service as chief financial officer of a publicly traded company in this sector, will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

ALAN H. STEVENS — Mr. Stevens has an extensive background in domestic and international oil and gas exploration and production. He has over 38 years of experience in various managerial, geological and geophysical positions at Occidental Petroleum Corporation, Tenneco Oil Company and Exxon Corporation. Mr. Stevens was a director of Derek Oil & Gas Company from 2004 through 2010. He is also a former President and Chief Operating Officer of the Company’s subsidiaries Southwestern Energy Production Company and SEECO, Inc., positions from which he retired in 2001. He received both a Bachelor of Science degree and a Master of Science degree in Geological Engineering from Michigan Technological University, and attended the UCLA Executive Management Program. Mr. Stevens is 70 years old and was first elected to the Company’s Board in 2010.

The Nominating and Governance Committee, in reviewing and assessing Mr. Stevens’ contributions to the Board, determined that his past executive experience and experience as director of other oil and gas companies will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

INFORMATION REGARDING CORPORATE GOVERNANCE, THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD

Corporate Governance

We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and to the practices of other public companies. In the past few years, as part of our ongoing efforts to improve our governance practices, we have implemented a number of new policies, including a majority vote for director elections, director stock ownership guidelines (included in our Corporate Governance Guidelines), officer stock ownership guidelines (discussed in “Compensation Discussion and Analysis” below) and a political contributions policy (available on our website under “Corporate Governance”). We also continually review the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002, all new and proposed rules and regulations of the SEC and all new and proposed listing and compliance standards of the NYSE, on which our common stock is listed, to ensure compliance with all applicable requirements. The corporate governance policies implemented by us to meet these requirements are available on our website, www.swn.com, under the section “Corporate Governance” and include our:

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Governance Committee Charter;

•	Corporate Governance Guidelines, which include a majority vote for director elections and our director stock ownership guidelines;

•	Business Conduct Guidelines;

•	Political Contributions Policy;

•	Code of Ethics for Section 406 Officers;

•	Confidential Complaint Procedures for Questionable Accounting Practices;

•	Non-Retaliation Policy; and

•	Procedures for Contacting the Board/Presiding Director.

Copies of all of these documents are also available in print free of charge to any stockholder upon request to our Investor Relations Department located at our corporate headquarters and reachable at (832) 796-1000.

Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee of our Board has been delegated the responsibility of identifying and evaluating candidates for Board membership and for making recommendations to the Board of the director nominees for each annual meeting of stockholders. The Nominating and Governance Committee is responsible for screening candidates (in consultation with the Chief Executive Officer, or CEO), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board at the Annual Meeting. After a concurrent review of all candidates by the Nominating and Governance Committee and the CEO, various directors interview the potential candidates and report their conclusions to the Nominating and Governance Committee, together with a recommendation of final candidates for interview by the members of the Nominating and Governance Committee. The Nominating and Governance Committee then interviews the final candidates and recommends to the full Board candidates for election based upon the results of the interview. Final approval of any candidate is made by the full Board. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards.

The Board recognizes the importance of soliciting new candidates for membership on the Board and that the needs of the Board, in terms of the relative experience and other qualifications of candidates, may change over time. Candidates for membership on the Board may be suggested by any director or stockholder, and the Board may retain professional search firms to identify suitable candidates. Stockholders may nominate candidates for directors by following the procedures described below under “Stockholder Nominations.”

Selection Criteria for Nominees for Directors

Each member of the Board is expected to bring a valuable and often different perspective to the governance of the Company. When these differing skill sets are combined in an environment of interaction and respect, they give a greater overall skill set to the Board and provide a strong governance structure. Our Corporate Governance Guidelines, which are available on our website at www.swn.com under “Corporate Governance,” set forth certain criteria that apply to the selection of director candidates:

•	Each director nominee should be an individual of the highest character and integrity and have the ability to work well with others;

•	Each director nominee should have an inquiring mind, vision and good judgment;

•	Each director nominee should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	Each director nominee should possess substantial and significant business experience in specific areas of expertise that would be important to the Company in the performance of the duties of a director;

•	Each director nominee’s skill set should complement the backgrounds and experience of other Board members;

•	Each director nominee should have sufficient time available to devote to the affairs of the Company to carry out the responsibilities of a director; and

•	Each director nominee should have the capacity and desire to represent the balanced, best interests of all stockholders and objectively appraise management performance.

The Nominating and Governance Committee evaluates the qualifications of each director candidate against the foregoing criteria in connection with its recommendation to the Board concerning each nomination for election or re-election as a director, including members of the Nominating and Governance Committee. The Nominating and Governance Committee, with direct input and advice from our CEO, is responsible for assessing the appropriate mix of skills and characteristics required of Board members based on the Board’s perceived needs at a given point in time and periodically reviews and updates the foregoing criteria as deemed necessary. The Company is committed to considering candidates for the Board regardless of gender, ethnicity and national origin. Any search firm retained to assist the Nominating and Governance Committee in seeking candidates is instructed to seek to include diverse candidates from traditional and nontraditional candidate groups.

Each director’s continuation on the Board is reviewed before that director is considered for re-election at the expiration of his or her term. In connection with its annual recommendation of a slate of nominees, the Nominating and Governance Committee, in consultation with the CEO, reviews and assesses the contributions of those directors selected for re-election. At the conclusion of this process, the Chairman of the Nominating and Governance Committee reports the Nominating and Governance Committee’s conclusions to the full Board.

Stockholder Nominations

Our bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. Such nominations must be made pursuant to timely notice in writing to the attention of the Secretary of the Company, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 50 or more than 75 days prior to the meeting date; provided, however, that in the event that less than 45 days’ notice of the meeting date is given to stockholders, notice by the stockholder must be received no later than the close of business on the 15th day following the day on which notice of the meeting date was mailed. As set forth in more detail in our bylaws, the written notice must set forth (a) as to each nominee whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company which are owned, beneficially or of record, by the nominee, (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors in a contested election pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated thereunder and (v) a description of all direct and indirect compensation; and (b) as to the stockholder giving the notice, and each beneficial owner, if any, on whose behalf the nomination is made, (i) the name and record address of the stockholder, as they appear in the Company’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, (iii) a description of all arrangements or understandings between such stockholder and any such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which nominations are to be made by such stockholder, (iv) to the extent not required by any of the above, any disclosure that would be required pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act if applicable to such stockholder and such beneficial owner and any other information relating to such stockholder and beneficial owner that is required to be disclosed in solicitations for proxies for election of directors in a contested election pursuant to Schedule 14A under the Securities Exchange Act; and (v) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

It is the policy of the Nominating and Governance Committee to consider properly submitted stockholder nominations for directors as described above under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to address the criteria set forth above under “Selection Criteria for Nominees for Directors.”

Director Independence

As set forth in the Company’s “Corporate Governance Guidelines,” which are available on our website at www.swn.com under “Corporate Governance,” it is the policy of the Board that a majority of the members of the Board be independent of the Company’s management. For a director to be deemed “independent,” the Board must affirmatively determine that the director has no material relationship with the Company or its affiliates (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or its affiliates) or any member of the executive management of the Company or his or her affiliates. Material relationships include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. For making this determination, the Board has adopted a set of director independence standards as required by the NYSE. Under the Board’s independence standards, a director will not be deemed independent if he or she:

•	is, or within the past three years has been, employed by the Company or any of its affiliates;

•	has an immediate family member who is, or within the past three years has been, an officer of the Company or any of its affiliates;

•	has received during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	has an immediate family member who has received during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding compensation for service as a non-officer employee of the Company;

•	(A) is a partner or an employee of a present or former independent registered public accounting firm of the Company or any of its affiliates; (B) is the immediate family member of a current partner of any such firm, or a current employee of such firm who personally works on the Company’s audit; or (C) within the past three years, has been a partner or employee of any such firm or has any immediate family member who has been a partner of such firm or an employee of any such firm, and personally worked on the Company’s audit;

•	is, or has an immediate family member who is, currently employed (or within the last three years has been employed) as an officer of another entity where any executive officer of the Company or any of its affiliates serves (or served) on the compensation committee of such entity; or

•	is a current employee, or has an immediate family member who is an officer, of any entity that has made payments to, or received payments from, the Company for property or services in an amount which in any of the last three fiscal years of such entity exceeds the greater of $1,000,000, or 2% of the entity’s consolidated gross revenues.

Contributions to tax-exempt entities are not considered to be payments for purposes of the foregoing standards, but are considered in determining whether a director has a material relationship with the Company. None of the contributions made by the Company to tax exempt organizations for which one of our independent directors serves as an officer exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues in any single fiscal year within the preceding three years.

Our Board has determined that the following nominees for director, comprising a majority of the Board, qualify as independent under the applicable NYSE standards: John D. Gass, Catherine A. Kehr, Vello A. Kuuskraa, Kenneth R. Mourton, Elliott Pew, Terry W. Rathert and Alan H. Stevens.

The Board’s Role in Risk Management, Including Risk Assessment Related to Our Compensation Structure

The Board, which is elected by the stockholders, is the ultimate decision making body of the Company, except with respect to matters reserved to the stockholders. The Board selects the CEO and certain other members of the executive management of the Company, who are charged with directing the Company’s business. The primary function of the Board is therefore oversight — defining and enforcing standards of accountability that enable executive management to execute their responsibilities fully and in the interests of stockholders. Consistent with that function, one of the primary responsibilities of the Board is reviewing the Company’s strategic plans and objectives, including the principal risk exposures of the Company. Although each committee of the Board is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Board has delegated to the Audit Committee, which is comprised solely of independent directors, oversight responsibility relating to the evaluation of our enterprise risk issues. In this connection, the Audit Committee discusses with management, the internal auditor (or internal audit service provider) and the independent auditors (i) the Company’s major risk exposures (whether financial, operating or otherwise), (ii) the steps management has taken to monitor and control such exposures (including the Company’s risk assessment and risk management policies) and manage legal compliance programs, and (iii) such other considerations as may be relevant to their respective audits. In addition, at least annually, the entire Board engages in a review of the Company’s strategic plan and the principal current and future risk exposures of the Company and the corporate compliance officer also discusses with the Board the focus and results of the Company’s semi-annual legal compliance program conducted for employees in all locations.

In addition to the Audit Committee’s oversight role in evaluating enterprise risk issues, our Compensation Committee evaluates the design of all of our incentive plans to assess whether any portion of our incentive compensation programs encourages excessive risk taking by plan participants. The evaluation conducted by the Compensation Committee is discussed on page 25 under “Compensation Risk Assessment.”

Additionally, the Nominating and Governance Committee manages risks associated with the composition of the Board and other types of risks within its areas of responsibility.

Board Leadership Structure, Presiding Director and Executive Sessions

On May 20, 2014, the Board elected Steven L. Mueller, the Company’s Chief Executive Officer and then President, as Chairman while continuing as CEO. For most of the Company’s history, our Board leadership has been structured to have our CEO also act as the Chairman of the Board. The Board believes that this arrangement, together with a strong Presiding Director, as discussed below, provides the most effective leadership and oversight of the Company and facilitates the functioning of both the Board and management. The Board may modify the leadership structure in the future to ensure that the Board leadership structure for the Company remains effective and advances the best interests of our stockholders.

As just noted, because the current Chairman of the Board is the CEO of the Company, the Board has designated a “Presiding Director” as part of the Board’s leadership structure. One of the Company’s non-management directors (as defined by the rules of the NYSE) serves as the “Presiding Director” of executive sessions of the non-employee directors of the Company, which are held at every meeting of the Board. The Presiding Director is appointed by the non-employee directors each year at the Annual Meeting of the Board, which is generally held in May. The independent directors, to the extent not identical to the non-management directors, are required to meet in executive session as appropriate matters for their consideration arise, but, in any event, at least once a year. The agenda of these executive sessions shall include such topics as the participating directors shall determine. The Presiding Director acts as the chair of all executive sessions and is responsible for coordinating the activities of the other outside directors, as required by our corporate governance guidelines and the

NYSE listing standards. The Presiding Director also acts as the liaison director for any informal, confidential communications with the CEO outside of the normal committee and Board procedures. Ms. Catherine A. Kehr is the current Presiding Director.

Committees of the Board of Directors

The Board held nine meetings in 2014. Each meeting was attended by all of the directors then in office. The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Corporate Responsibility Committee, the last of which was established by the Board in February 2015. The Audit, the Compensation, and the Nominating and Governance committees are comprised solely of independent directors in accordance with NYSE corporate governance listing standards. The charter of each of these committees complies with requirements of the NYSE, the Sarbanes-Oxley Act of 2002 and applicable SEC rules. In addition, the Board may from time to time authorize additional standing or ad hoc committees, as it deems appropriate. The Board currently has an ad hoc committee to review technical aspects of significant projects and transactions. The Board established another ad hoc committee in December 2014 to review the financing plans for the significant acquisitions that occurred in late 2014 and early 2015, which was dissolved after the completion of our equity and debt offerings in January 2015.

The following describes the three standing committees that existed during 2014:

Audit Committee — The Audit Committee is composed entirely of non-employee members of the Board, each of whom satisfies the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act, is “independent” and “financially literate” as defined by NYSE rules and meets the Company’s independence standards. Members of the Audit Committee may not simultaneously serve on the audit committee of more than two other public companies. During 2014 the Committee’s members were Kenneth R. Mourton (Chairman), John D. Gass, Catherine A. Kehr, Vello A. Kuuskraa, and Terry W. Rathert. Currently Ms. Kehr and Messrs. Kuuskraa, Mourton and Rathert serve on this committee, with Mr. Rathert as Chairman. The Board has determined that Ms. Kehr, a former investment analyst and fund manager for one of the world’s largest investment management organizations, Mr. Mourton, a certified public accountant (inactive), and Mr. Rathert, a former chief financial officer of a publicly traded company, are “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K and are “independent” as defined by Item 407(d)(5)(i)(B) of Schedule 14A under the Exchange Act. During 2014, the Audit Committee held four meetings, all of which were attended by all then-serving members of the Audit Committee.

The Audit Committee is responsible to the Board for reviewing the accounting and auditing procedures and financial reporting practices of the Company and for the engagement of, and overseeing all audit work conducted by, the independent registered public accounting firm, including the pre-approval of the current year audit and non-audit fees, or the Pre-Approval Policy. The Audit Committee is governed by a charter that has been approved by the Board. The Audit Committee meets periodically with the Company’s management, internal auditor and independent registered public accounting firm to review the Company’s financial information and systems of internal controls and ensure such parties are properly discharging their responsibilities. The independent registered public accounting firm reports directly to the Audit Committee and periodically meets with the Audit Committee without management representatives present. The Audit Committee maintains an internal audit function that provides management and the Audit Committee with ongoing assessments of the Company’s risk management processes and system of internal controls and the Audit Committee periodically meets with the internal auditor without management representatives present. The Audit Committee also meets with the Company’s independent petroleum engineering firm once a year to review the results of their audit of the Company’s reserves.

Compensation Committee — The Compensation Committee is governed by a charter that has been approved by the Board. During 2014 this Committee’s members were Vello A. Kuuskraa (Chairman), Elliott Pew and Alan H. Stevens. Messrs. Kuuskraa and Pew, John D. Gass and Terry W. Rathert presently serve on this committee, with Messrs. Kuuskraa and Gass as Co-Chairmen. The Compensation Committee is composed entirely of non-employee members of the Board, each of whom is “independent” as defined by NYSE rules as well as under the Company’s independence standards. The Compensation Committee is responsible for establishing officer compensation and discretionary awards under the various incentive plans, administering the Company’s pension and retirement plans. The Compensation Committee engaged Meridian Compensation Partners, LLC, or Meridian, as its independent compensation consultant for 2014 to advise it on all compensation matters related to our executive management. After review and consultation with Meridian, the Compensation Committee has determined that no conflict of interest arose from the work performed during the year ended December 31, 2014. Additionally, the Compensation Committee has determined that Meridian was independent during the course of its engagement and is currently independent. During 2014, the Compensation Committee held three meetings, each of which was attended by all then-serving members of the Compensation Committee.

Nominating and Governance Committee — The Nominating and Governance Committee is governed by a charter that has been approved by the Board. During 2014 the Committee’s members were Catherine A. Kehr (Chairman), John D. Gass and Kenneth R. Mourton. Currently Ms. Kehr, Mr. Mourton and Alan H. Stevens serve on the Committee, with Ms. Kehr as Chairman. The Nominating and Governance Committee is composed entirely of non-employee members of the Board, each of whom is “independent” as defined by NYSE rules as well as under the Company’s independence standards. The Nominating and Governance Committee considers candidates for nomination for Board positions, including qualified candidates recommended by stockholders as discussed above under “Identifying and Evaluating Nominees for Director,” and oversees the Company’s corporate governance matters and practices. The Nominating and Governance Committee is responsible for recommending non-management director compensation for approval by the Board. The Nominating and Governance Committee has engaged Meridian as its independent compensation consultant for 2014 to advise it on non-management director compensation. During 2014, the Nominating and Governance Committee held two meetings, each of which was attended by all then-serving members of the Nominating and Governance Committee.

Communications With the Board of Directors

The Board provides a process for stockholders and other interested persons to send communications to the Presiding Director, the non-employee directors as a group or any of the other directors, including the entire Board. Stockholders and other interested persons may send written communications to the non-employee directors, the Presiding Director or any of the other directors to the attention of the Secretary of the Company, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389. The Secretary will review, sort and summarize the communications and forward them to the intended recipient(s) on a periodic basis, but no less frequently than every calendar quarter.

Attendance at Board Meetings and Annual Meeting

We expect members of the Board to attend all meetings. During 2014, each of the Company’s current directors attended all meetings of the Board and committees on which he or she was a member.

It is our policy that director nominees who are currently directors should attend the Annual Meeting of Stockholders. Each then-serving member of the Company’s Board attended the 2014 Annual Meeting of Stockholders.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, or PwC, as the independent registered public accounting firm of the Company for 2015. PwC has been the independent registered public accounting firm of the Company since its selection, based upon recommendation of the Audit Committee, on June 20, 2002.

Recommendation of the Board

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE REAPPOINTMENT OF PWC.

Vote Required

Ratification requires the affirmative vote of holders of a majority of the shares properly represented at the meeting, either in person or by proxy. Therefore, abstentions will have the same effect as a vote “AGAINST.” Because brokers have authority to vote on routine matters such as these, we do not anticipate any broker non-votes; however, any broker non-votes will have no effect on the outcome of the vote.

Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting ratification because we believe it is a matter of good corporate practice. We will consider the selection of PwC ratified if we received the affirmative vote of holders of a majority of the shares properly represented at the meeting. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain PwC. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Relationship with Independent Registered Public Accounting Firm

The following table presents aggregate fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for each of the years ended December 31, 2014 and 2013, and fees billed for other services rendered by PwC during those years.

	2014	2013
Audit Fees(1)	$2,286,100	$1,616,800
Audit-Related Fees(2)	37,000	239,900
Tax Fees(3)	147,203	32,613
All Other Fees	—	—

Total	$2,470,303	$1,889,313

(1)	The Audit Fees for the years ended December 31, 2014 and 2013 were for professional services rendered for the integrated audits of the Company’s internal controls and consolidated financial statements, reviews of the quarterly financial statements, subsidiary audits, consents and assistance with review of documents filed with the SEC. The Audit Fees for the year ended December 31, 2014 were also for professional services related to the issuance of comfort letters.

(2)	Audit-Related Fees for the years ended December 31, 2014 and 2013 were for services related to accounting consultations and internal control reviews, respectively.

(3)	Tax Fees for the years ended December 31, 2014 and 2013 were for services related to the review of federal and state tax returns, tax planning and consultation.

The Audit Committee pre-approves all audit services and non-audit (i.e., audit-related, tax and other) services (including the fees and terms thereof) to be performed by its independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the Pre-Approval Policy established by the Audit Committee. The Audit Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are consistent with the terms of the Pre-Approval Policy and are presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee receives periodic reports from the independent registered public accounting firm as required by the Independence Standards Board regarding the auditors’ independence, which is not less frequently than annually. The Audit Committee discusses these reports with the auditors, and if so determined by the Audit Committee, takes appropriate action to satisfy itself of the independence of the auditors. The Audit Committee reviews the performance of the Company’s independent registered public accounting firm annually. In doing so, the Audit Committee consults with management and the internal auditor and obtains and reviews a report by the independent registered public accounting firm describing (i) their internal quality-control procedures, (ii) material issues raised by their most recent internal quality-control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities for the preceding five years, (iii) the response of the independent registered public accounting firm with respect to any such issues and (iv) all relationships between the independent registered public accounting firm and the Company. The Audit Committee ensures rotation of the audit partners as required by applicable law and listing standards.

The Audit Committee approved all non-audit services for 2014. The Audit Committee also determined that the provisions of the services by PwC described above under “All Other Fees” are compatible with maintaining the independence of PwC.

Representatives of PwC will be present at the Annual Meeting and will have an opportunity to make a statement to stockholders if they so desire. The representatives will also be available to respond to questions from stockholders. There have been no disagreements with the independent registered public accounting firm on accounting and financial disclosure.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The charter of the Audit Committee describes in greater detail the full responsibilities of the Audit Committee and is available on the Company’s website at www.swn.com.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2014, and management’s assessment and report on internal controls over financial reporting with management and PwC, the Company’s independent registered public accounting firm. The Audit Committee also reviewed and discussed with PwC its review and report on the Company’s internal control over financial reporting. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. PwC is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board in the United States, or PCAOB, and issuing a report thereon, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The

Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussion with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating and, when appropriate, replacing the Company’s independent audit firm. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

In this context, the Audit Committee discussed with the Company’s internal auditors and PwC the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and PwC, with and without management present to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the financial statements with management and PwC. The Audit Committee also discussed with PwC the matters required to be discussed pursuant to applicable auditing standards.

In addition, the Audit Committee discussed with PwC its independence, considered the compatibility of non-audit services with the auditors’ independence and received and reviewed the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

Members of the Audit Committee

TERRY W. RATHERT, CHAIRMAN

CATHERINE A. KEHR

VELLO A. KUUSKRAA

KENNETH R. MOURTON

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy that governs the approval of transactions with related parties, including, among others, officers, directors and their immediate family members. The related party transaction policy applies to any potential related party transaction other than a transaction involving less than $5,000 or involving compensation by the Company of a related party who is a director or officer. Under the Company’s related party transaction policy, directors and officers are required to bring any possible related party transaction to the attention of the Company’s General Counsel. The Board has determined that the Audit Committee is best suited to review such transactions. At the first regularly scheduled Audit Committee meeting in each calendar year, management recommends transactions to be entered into by the Company for that calendar year with related parties, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee approves or disapproves such transactions. At each subsequently scheduled meeting, management updates the Audit Committee as to any material change to those proposed transactions. In the event management recommends any additional transactions subsequent to the first calendar year meeting, such transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Audit Committee; provided that if a transaction is not so ratified, management must cancel or annul such transaction.

Pursuant to the policy, the Audit Committee has reviewed and established a standing pre-approval for each of the following types of transactions:

1. Any employment by the Company of an executive officer of the Company or any of its subsidiaries if: the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC regarding compensation disclosure requirements (generally applicable to “named executive officers”) and is approved (or recommended to the Board for approval) by the Company’s Compensation Committee; or the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 if the executive officer was a “named executive officer,” and the Company’s Compensation Committee approved (or recommended that the Board approve) such compensation;

2. Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K;

3. Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

4. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts;

5. Any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends);

6. Reimbursement or payment of expenses of a related party who is an officer or director pursuant to the Company’s travel and business expense reimbursement policies;

7. Transactions available to all employees generally; or

8. Transactions in the ordinary course of business that do not exceed $120,000 in any fiscal year.

Unless otherwise deemed to be pre-approved under the policy, the Audit Committee reviews each related party transaction of which it becomes aware and may approve or ratify a related party transaction if the Audit Committee determines the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. The Audit Committee, in discharging its authority to review and approve related party transactions, must (i) review with management any decisions to undertake a significant collaboration or business dealing that may directly or indirectly benefit a related party; (ii) establish guidelines for management to follow in its ongoing dealings with related parties; (iii) periodically review and assess ongoing relationships with related parties to ensure compliance with the Audit Committee’s guidelines and directives and to ensure the continuation of such relationship remains fair to the Company; and (iv) analyze and assess applicable potential conflicts of interests and usurpation of corporate opportunities. The Audit Committee reports periodically to the Board on the nature of the related party transactions that have been presented to the Audit Committee and the determinations that the Audit Committee has made with respect to those transactions.

CERTAIN TRANSACTIONS

The Company employs our director Greg Kerley’s son-in-law, James Durant, a Production Engineer, who was paid total compensation of approximately $158,517 fiscal year 2014. Mr. Durant was a full-time employee of the Company before his marriage to Mr. Kerley’s daughter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC and the NYSE, and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and more than ten percent stockholders complied with all applicable Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons were known by the Company to own beneficially more than 5% of the Company’s common stock as of December 31, 2014, except as noted below, based on information available as of March 23, 2015.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	47,099,944(1)	12.2%

Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10022	22,878,481(2)	5.9%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	23,947,730(3)	6.2%

(1)	The Schedule 13G/A, amended as of January 30, 2015, filed by Capital Research Global Investors stated that it had sole voting power and sole dispositive power with respect to these shares.

(2)	The Schedule 13G/A filed by BlackRock, Inc. stated that it is the parent holding company or control person of the entities holding these shares and that it had sole power to vote or to direct the vote of 20,085,696 shares, and sole power to dispose or to direct the disposition of 22,878,481 shares.

(3)	The Schedule 13G filed by The Vanguard Group stated that it is the parent holding company or control person of the entities holding these shares and that it had sole power to vote or to direct the vote of 613,077 shares, sole power to dispose or to direct the disposition of 23,371,629 shares, and shared power to dispose or to direct the disposition of 576,101 shares.

SHARE OWNERSHIP OF MANAGEMENT, DIRECTORS AND NOMINEES

The following table sets forth information as of March 23, 2015, with respect to the beneficial ownership of the Company’s common stock by each director, nominee and each executive officer named in the Summary Compensation Table, whom we collectively refer to as our Named Executive Officers, or NEOs, and by all directors, nominees and executive officers as a group.

	Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Shares Owned Directly(1)	Shares Owned 401(k)	Restricted Stock Outstanding (Voting Power)	Options Exercisable	Total Number of Shares of Common Stock	Percent of Class

Named Executive Officers:
Steven L. Mueller	172,805	-	101,458	368,739	643,002	*
R. Craig Owen	16,330	334	43,888	59,316	119,868	*
William J. Way	94,425	-	78,499	198,704	371,628	*
Mark K. Boling	434,515	-	38,053	120,964	593,532	*
Jeffrey B. Sherrick	54,825	-	56,870	84,148	195,843	*

Directors and Nominees:
John D. Gass	7,059	-	7,568	4,806	19,433	*
Catherine A. Kehr	37,392	-	8,346	11,056	56,794	*
Greg D. Kerley	363,226	-	11,201	71,790	446,217	*
Vello A. Kuuskraa	104,578	-	8,121	23,036	135,735	*
Kenneth R. Mourton	297,413 (2)	-	8,121	17,766	323,300 (2)	*
Elliott Pew	5,584	-	8,318	6,806	20,708	*
Terry W. Rathert	18,876	-	3,790	-	22,666	*
Alan H. Stevens	8,041	-	8,121	13,806	29,968	*
All directors, nominees and executive officers as a group (23 persons)	1,839,726	3,948	483,923	1,220,644	3,548,241	0.92%

*	Less than one percent of class.

(1)	Includes shares convertible from the Company’s depositary shares (the “Depositary Shares”), each representing a 1/20th interest in a share of 6.25% Series B Mandatory Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”). At any time prior to January 15, 2018, a holder of 20 Depositary Shares may cause the conversion of one share of the Series B Preferred Stock into a number of shares of the issuer’s common stock equal to the minimum conversion rate of 37.0028, subject to adjustments for certain fundamental changes (as defined). Thus, each Depositary Share will convert into 1.85014 shares of common stock, subject to adjustment. On January 15, 2018, the Depositary Shares mandatorily convert to common stock at a conversion rate ranging from 1.85014 to 2.17391 shares of common stock per Depositary Share (or Series B Preferred Stock to common stock conversion rate ranging from 37.0028 to 43.4782), subject to adjustment. The minimum conversion rate of 1.85014 was used to report the shares owned in this column.

(2)	Includes 269,595 shares beneficially owned by Mr. Mourton that are currently pledged as security and were pledged as security prior to the adoption of the anti-pledging policy on March 18, 2013. Mr. Mourton has stated that this pledge will be eliminated no later than December 31, 2015.

EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2014, concerning outstanding stock options under all of the Company’s equity compensation plans, the weighted average exercise price of the outstanding options and the number of shares available for future issuance under the plans:

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders(1)	3,845,340	$35.46	16,097,125

(1)	Consists of the Southwestern Energy Company 2004 Stock Incentive Plan and the Southwestern Energy Company 2013 Incentive Plan. Shares remaining available for issuance may be issued only under the Southwestern Energy Company 2013 Incentive Plan, which permits grants and awards in the form of stock options, shares of restricted stock and restricted stock units, as well as other forms of incentive awards.

COMPENSATION RISK ASSESSMENT

The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, consistent with our corporate philosophy, and that they do not encourage unnecessary or excessive risk taking. In addition to the Audit Committee’s oversight role in evaluating enterprise risk issues, the Compensation Committee evaluates the design of all our compensation policies and practices, including our incentive plans, to assess whether they create appropriate incentives for employees to perform and to remain at the Company and to take appropriate risks and to discourage taking inappropriate risks. Compensation for our employees generally is structured similarly to our executive compensation program: a base salary, performance-based annual bonus, and for more senior employees equity incentive compensation in the form of stock options, restricted stock and performance units payable in common stock or cash. The less senior the employee, the more that pay is weighted toward annual compensation, with non-salaried, hourly employees receiving solely wages and a comparatively smaller bonus. Performance-based annual bonus and long-term incentives have features paralleling those for our NEOs and thus are designed to encourage intelligent risk-taking and risk mitigation. Discretionary portions reflect individual performance with business unit performance reflecting a significant share. Especially in operating positions, an employee’s performance-based compensation is tied not only to production levels and cost efficiency but also health, safety and environmental factors. Our Compensation Committee controls all long-term incentive awards and reviews them to assure they do not promote excess risk-taking. We believe our balanced use of short- and long-term incentives, mix of cash and equity incentives, metric diversification and alignment to our business strategy, capped payouts, and stock ownership guidelines promote responsible decision making, attract and retain good performers and do not encourage unreasonable risk taking related to the Company’s business.

As an exploration and production company, we acknowledge that there is a certain level of risk involved in all aspects of our activities, but our compensation is structured to ensure that levels of risk taken by our employees are appropriate and socially responsible, reflecting our commitment to conducting our operations in a safe, resource-efficient manner, protecting the environment and being a good corporate citizen of the communities in which we operate. Based on the Compensation Committee’s review and assessment, the Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, provides a description of our executive compensation philosophy and program, the pay decisions the Compensation Committee made under that program, and the factors considered in making those decisions. This CD&A concentrates on the compensation for 2014 of our named executive officers, or NEOs, who are our principal executive and financial officers and our three other most highly compensated executive officers.

Executive	Position
Steven L. Mueller	Chairman of the Board and Chief Executive Officer (1)
R. Craig Owen	Senior Vice President & Chief Financial Officer
William J. Way	President and Chief Operating Officer (1)
Mark K. Boling	Executive Vice President and President — V+ Development Solutions
Jeffrey B. Sherrick	Executive Vice President — Corporate Development

(1) Mr. Mueller was named Chairman of the Board on May 20, 2014, retaining his titles as President and Chief Executive Officer. Effective December 4, 2014, Mr. Way was named President, retaining his position as Chief Operating Officer. Mr. Way previously was Executive Vice President and Chief Operating Officer. At that time, Mr. Mueller resigned as President of the Company, retaining his positions as Chairman of the Board and Chief Executive Officer.

OVERVIEW

Our approach to executive compensation, like all things at SWN, is governed by our formula:

This formula, which stands for “The Right People doing the Right Things, wisely investing the cash flow from our underlying Assets, will create Value+,” is the essence of our corporate philosophy and how we operate our business. At Southwestern Energy, we seek ways to consistently deliver “more” to our shareholders through innovation and new ideas that will create value for every dollar we invest, increasing the value of our assets by delivering better and safer operations year over year. Our compensation program reflects these commitments as well as promoting good corporate citizenship in the communities in which we operate and taking appropriate and responsible risks.

Our goal is to manage our business for the long term by focusing on increasing reserves and production and flexing our operations throughout the changing commodity price cycle to deliver more value to our shareholders. We set and achieve short- and long-term milestones that will provide long-term value for our shareholders. Our industry is capital intensive with significant up-front investments that can be followed by longtime lags from investment to return. It also is subject to wide swings in commodity prices. This highly complex cycle requires that we attract, motivate and retain technically competent, experienced executives who can positively impact our results today and in the future.

The objective of our NEO compensation program is the same as our goal for managing the Company: to create long-term value for our shareholders, incorporating innovation, excellent operating results and responsible risk-taking. This analysis describes how we think about SWN’s performance and pay, and why we believe our compensation program is appropriately aligned with performance.

Our compensation program is designed to reward NEOs for producing sustainable results consistent with our strategy, to attract and retain world-class talent, and to align pay with the long-term interests of shareholders. This means executive pay must be tied to company performance, which we measure in four principal ways:

•	our production and reserve growth;

•	our financial performance as measured by the economic value of our projects;

•	the return on our capital investments; and

•	the return provided to shareholders over time, both on an absolute basis and relative to our peer companies.

Section 1: 2014 Performance Highlights

We had another strong year of operational performance in 2014, tempered somewhat by the drop in natural gas prices that occurred during the second half of the year. We continued to deliver significant results for production, reserves, earnings, and discretionary cash flow, and equally important, we built for the future. In line with our long-term goals, we completed a transformational acquisition in West Virginia and southwest Pennsylvania in December 2014, positioning SWN well for future growth. Listed below and displayed in Exhibit 1 are more details of these accomplishments.

—	Production and Reserve Growth. In 2014, production was again at an all-time record: 768 Bcfe, or approximately 2.1 Bcfe per day, an increase of 17% from 2013 levels. Additionally, in 2014 total proved reserves increased to the highest level in the Company’s history, growing by 54% to approximately 10.7 Tcfe. The Company achieved a reserve replacement rate of 591%, including reserve revisions.

—	Significant Growth in Northeast Appalachia. Our northeast Appalachia assets achieved gross operated production of over 1.0 Bcf per day at year-end 2014 compared to 700 MMcf per day at year-end 2013. Production increased 68% to 254 Bcf in 2014, compared to 151 Bcf in 2013, while total proved reserves increased 63% to approximately 3.2 Tcf, compared to 2.0 Tcf in 2013.

—	Focus on innovation continues to enhance Fayetteville Shale results. In its tenth year of development, the Fayetteville Shale division drilled 24 of its 30 highest initial production rate wells. Total proved reserves for the Fayetteville Shale increased in 2014 to approximately 5.1 Tcf, from 4.8 Tcf in 2013, and our 2014 production increased to 494 Bcf of production from 486 Bcf in 2013.

—	Acquisition of 443,000 net acres in West Virginia and southwest Pennsylvania. Our strategic acquisitions targeting the Upper Devonian, the Marcellus and the Utica Shales position us to deliver even more value for shareholders in the future. These transactions, completed in December 2014 and January 2015, added an estimated 5,350 potentially drillable locations and approximately 2.5 Tcfe of estimated proved reserves.

—	Industry Leading Operating Capability. Our cost structure continues to be one of the lowest in the industry, with an all-in cash operating cost of $1.32 per Mcfe in 2014, compared to $1.25 per Mcfe in 2013. All-in cash operating cost per Mcfe is defined as the per Mcfe sum of our E&P segment’s lease operating expenses, taxes (other than income taxes), general and administrative expenses, and net interest expense. We have included information concerning this ratio because it measures the cost efficiency of a company’s oil and gas producing operations and is a measure commonly used in our industry.

—	Targeting Liquids and NGLs in Colorado’s Niobrara Formation. Our acquisition of 380,000 net acres in northwest Colorado in the first half of 2014 marks our entry into the liquids-rich Niobrara unconventional play in the Sand Wash Basin.

Exhibit 1 – 2014 Significant financial and operational accomplishments

As mentioned earlier, SWN ties executive pay, and in particular short- and long-term incentives, to these measures of company performance which we believe serve as key value drivers to our shareholders. In the sections below, we describe how the Committee used the company’s results when making executive pay decisions during 2014. This description excludes certain special awards granted to employees, including to two NEOs, in February 2015 for extraordinary work in conjunction with significant acquisitions completed in 2015 and related equity and debt offerings completed in 2015.

Section 2: Good Governance Highlights and Risk Management

The Committee evaluates the executive compensation program and related practices to ensure that the design and outcomes reflect good governance and responsible risk-taking. Table 1 below summarizes practices that are being used to influence responsible decision-making and to avoid risks that we do not believe serve our shareholders’ interests, and Exhibit 2 provides a description of key governance provisions and policies.

Table 1 – Governance Highlights and Risk Management

Objective	Practice
Align with shareholder interests

•    Pay for performance

•    Balance use of short- and long-term incentives, which include the Company’s Present Value Index (PVI)

•    Include risk mitigation factors for incentive pay, such as payout caps, multiple performance metrics, and range of payouts

•    “Double trigger” for equity acceleration upon a change in control

Avoid excessive risk	• Diversify performance metrics • Mix use of equity and cash incentives • Review aggregate pay amounts when assessing pay decisions
Follow best practices

•    Stock ownership guidelines

•    Incentive payment “claw back” policy

•    No repricing of stock options or appreciation rights

•    No excise tax gross-up provisions (in any new severance agreements entered into after 2009)

•    No future hedging or pledging of SWN stock

•    Use of an independent executive compensation consultant

Exhibit 2 – Key Governance Policies

Clawback	Share Ownership Guidelines	Anti-Hedging	Anti-Pledging

•   Require NEOs and SVPs or above to reimburse any incentive awards if based on financial results that became subject of a material restatement, other than due to changes in accounting policy, or due to fraud, negligence, or intentional misconduct by a NEO.

•   Bonuses, incentives or performance-based pay are subject to reimbursement, and the Board may cancel restricted stock awards and outstanding stock options and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards.

•   Ownership requirement is based upon the executive’s position:

•    CEO - 6X multiple

•    Presidents - 4X multiple

•   Executive vice presidents - 3X multiple

•   Senior vice presidents - 2X multiple

•   Must be satisfied three years after the date of hire

•   Until requirement is met, required to hold 50% of the net shares[1] upon restricted stock vesting and upon option exercise

•   As of December 31, 2014, all NEOs had reached their stock ownership requirements.[2]

•   Prohibitsall directors and employees, including the NEOs, their spouses and members of their household, from hedging the economic risk of ownership of our stock.

•   Prohibits:

1) short selling and buying or selling puts, calls or options

2) Engaging in transactions involving our securities when in possession of material, non-public information or during certain designated “black-out” periods.

•   Wedo not issue stock options during “black-out” periods except to newly hired employees.

•   Prohibitsall directors and officers with the title of Vice President or above, including their spouses and members of their household, from pledging shares of our common stock, effective March 18, 2013.

•   Doesnot prohibit existing pledge arrangements by directors or employees.

[1]    Net shares refer to the number of shares obtained less the number of shares withheld to pay appropriate taxes, and in the case of an option exercise, the exercise price and any applicable brokerage commissions.

[2]    Individual and joint holdings with a spouse or minor children, shares held in the Company’s 401(k) plan, restricted stock and restricted stock units, and 25% of shares that can be acquired through the exercise of stock options (vested or unvested) count toward the guideline.

At the 2014 Annual Meeting of Stockholders, approximately 98% of the votes cast were in favor of the advisory vote to approve SWN’s NEO compensation. The Committee interpreted this strong response as affirmation of our executive compensation program design and governance. As a result, the Committee has not changed its approach to executive compensation, and it will continue to consider shareholder feedback when designing and implementing the Company’s executive compensation program.

Section 3: How Executive Pay at SWN Works

Overview of Compensation Elements. A significant majority of an executive’s total direct compensation is performance-based. Key elements of our NEOs’ compensation for 2014 included:

—	a market-competitive base salary commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities and management experience and effectiveness;

—	a cash bonus under the Southwestern Energy Company 2013 Incentive Plan (the “2013 Plan”) based on an objective component tied to corporate performance against pre-established performance goals and a discretionary component tied to qualitative aspects of individual performance; and

—	Long-term equity incentive compensation under the 2013 Plan in the form of restricted stock, stock options and performance units, the value of which is contingent upon the performance of the SWN share price, other performance criteria, and vesting schedules that require continued service with the Company.

Exhibit 3 – Executive compensation program elements (1)

(1) Allocations in the circle in Exhibit 3 are illustrative and do not necessarily approximate actual amounts allocated to any individual NEO or actual average amounts allocated to the NEOs as a group.

Alignment with Shareholders. We seek to align the interests of the named executive officers with those of our investors by evaluating executive performance on the basis of key financial measurements that we believe closely correlate to long-term shareholder value. These include PVI (present value index, or the ratio of projected discounted cash flow to projected discounted expenditures), production, reserve replacement, cash flow from operating activities, total shareholder return and return on equity. Key elements of compensation that align the interests of the named executive officers with shareholders include:

—	equity incentive compensation, which links a significant portion of compensation to shareholder value through restricted stock awards and stock options;

—	long-term incentives in the form of performance units, the value of which is determined by stock performance and key operational metrics over time; and

—	stock ownership and holding requirements, which require our senior executives to accumulate and hold SWN stock equal in value to a multiple of their base salary at the time the executive becomes subject to the requirement, and to hold a portion of shares they receive until the requirement is met.

Retention of Talent. SWN’s ability to maximize stockholder value depends on its ability to retain executives, and we attempt to do so by using continued service as a part of total pay opportunity. Key elements of compensation that require continued service to receive consideration include:

—	multi-year vesting terms on equity incentive compensation, including restricted stock, stock options and performance units; and

—	our supplemental retirement program, which allows select executives to continue to earn pension benefits for retirement once they reach the limits imposed by the Internal Revenue Service.

Total Compensation Mix. Our compensation program consists of components that are driven by the achievement of objective financial performance criteria, SWN stock performance, and retirement and other benefits, all of which are used to encourage retention. We combine the pay elements for each executive in a manner we believe optimizes the executive’s contribution to the Company. Additionally, we mix equity awards and cash payments to ensure that the right near-term goals are met to create long-term value. Exhibit 4 shows the mix of these pay components for the CEO and the other named executive officers displayed in bar charts.

Exhibit 4 – 2014 pay mix by component*

* Represents base salaries in effect as of December 31, 2014, actual annual bonus awards for 2014, which were paid in 2015, based on performance and the grant date value of long-term awards for 2014, which were granted in December 2013. The “Bonus” consists of total annual bonus payments, which include organizational and discretionary components. The “Other pay” consists of any changes in pension value and nonqualified deferred compensation earnings and all other compensation, each as disclosed in the Summary Compensation Table.

Section 4: Role of the Compensation Committee

The Compensation Committee (the “Committee”) relies on its collective experiences and business judgment in making compensation decisions, including reviewing the performance of the Company and carefully evaluating each NEO’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, years of service with the Company, current compensation and long-term potential to enhance shareholder value. Also, the Committee relies on data on comparable companies supplied by its independent consultant as described below. Specific factors affecting compensation decisions for the named executive officers are listed below:

—	Key financial measurements such as cash flow, return on equity, projected return on investments and total shareholder return, or TSR;

—	Strategic objectives, such as production expansion, reserve replacement, operating costs, drilling results and exploration and technological innovation;

—	Rates of pay for similar positions from a competitive group of peer companies; and

—	Other factors, which the Committee at its discretion considers in determining compensation.

The full Board of Directors reviews and votes on the Committee’s recommendations for all senior officers, except for the CEO. As discussed below, the Committee, together with the other independent directors, determines the compensation for the CEO.

Section 5: Role of the CEO and Management

The CEO and the Senior Vice President of Human Resources periodically recommend to the Committee changes to existing programs and propose new plans and programs as needed. Additionally, the CEO and management recommend the performance measures and related goals used to determine payments under our plans. The CEO provides an assessment of the individual performance of the other named executive officers and makes pay recommendations to the Committee. The CEO’s recommendations are discussed and assessed in executive session. The Committee, together with the other independent directors, determines the CEO’s compensation. Also, in accordance with the terms of the respective plans, the Committee has delegated certain authority to the CEO to administer our compensation programs for non-executives.

Section 6: Role of the Compensation Consultant

To help evaluate the competitiveness of our executive pay and benefit programs during 2014, the Compensation Committee engaged Meridian Compensation Partners, LLC, or Meridian, as independent consultants to the Committee. Meridian is known for its expertise in the E&P industry, specializing in Board level executive pay consulting services. Meridian reports directly to the Committee, participates in Committee meetings, reviews Committee materials, and provides advice to the Committee upon request. Additionally, Meridian updates the Committee on trends and issues in executive pay, comments on the competitiveness and reasonableness of SWN’s programs, and assists in the development and review of SWN’s annual bonus and long-term incentive, or LTI, programs, including commenting on performance measures and related goals.

The Committee, after review and consultation with Meridian, has determined that no conflict of interest arose from the work performed during the year ended December 31, 2014. Additionally, Meridian was independent during the course of its engagement, and the Committee has determined that Meridian is currently independent.

Peer Group Comparison.  We believe awareness of our competitors’ pay practices is important to making pay decisions that allow us to attract and retain key talent. We compare our pay practices and pay levels with a select group of peer companies. Although market data from our peer group provides an important tool for analysis and decision making, we realize that overreliance on this data can result in an inappropriate pay decision if other factors are not considered – an individual’s personal contributions to SWN and previous experience, leadership qualities and skill sets.

The Committee annually reviews the competitiveness of our executive officer compensation and assesses the overall competitiveness of our compensation programs relative to the Peer Group, which is made up of companies in the exploration and production industry with comparable types of operations, revenue, market capitalization, assets and number of employees. These companies are listed in Table 2 below. Generally we target executive officer total compensation opportunity to lie between the 50th and the 75th percentiles of the Peer Group. Total compensation packages may deviate from this guideline based on individual experience, retention, performance in the role and market conditions.

For fiscal year 2014, SWN used the group of peer companies approved by the Committee for pay market evaluation or comparison purposes, which is included in the table below:

Table 2 – Peer Group for 2014 compensation decisions

Cabot Oil & Gas Corporation
Cimarex Energy Co.
Concho Resources Inc.
Continental Resources Inc.
Denbury Resources Inc.
Devon Energy Corporation
EOG Resources, Inc.
Newfield Exploration Company
Noble Energy, Inc.
Pioneer Natural Resources Company
Range Resources Corporation
Sandridge Energy, Inc.
SM Energy Corporation
Ultra Petroleum Corp.

Section 7: Analysis of Pay Decisions for 2014

The following paragraphs, exhibits and tables provide details for each component of compensation. A summary of all of our pay decisions by named executive officer is provided in Table 12 at the end of this section.

Base Salary.  Salaries of the CEO and the other named executive officers are reviewed annually, along with those of all other senior officers. The Committee also may review salaries at the time of a promotion, other changes in responsibilities, or a significant change in market conditions. Differences in salary for each named executive officer reflect differences in individual responsibility, experience, and competitive pay levels for similar positions in our peer group.

At the Committee’s December 2013 meeting, the Committee recommended an increase in the base salaries of our named executive officers effective for 2014 as shown in Table 3 below. In December 2014, the Committee made changes for 2015 salaries as noted. The Board of Directors approved these recommendations contemporaneously.

Additionally, in connection with increased responsibilities resulting from the integration of our Exploration and Technology functions into our Corporate Development group under the leadership of Mr. Sherrick, the Committee approved an increase in Mr. Sherrick’s base salary from $420,000 to $500,000 effective May 3, 2014.

Table 3 – Base salary changes

Name	2015 Base Salary	Percent Increase	2014 Base Salary (1)	Percent Increase	2013 Base Salary
Steven L. Mueller	$935,000	3.9%	$900,000	5.9%	$850,000
R. Craig Owen	$460,000	5.7%	$435,000	10.1%	$395,000
William J. Way	$675,000	3.8%	$650,000	4.8%	$620,000
Mark K. Boling	$520,000	4.0%	$500,000	7.5%	$465,000
Jeffrey B. Sherrick (2)	$520,000	4.0%	$500,000	28.2%	$390,000

(1) 2014 Base Salary represents year-end annual base salary.

(2) Effective January 1, 2014, Mr. Sherrick’s salary was increased from $390,000 to $420,000, or 7.7%. Effective May 3, 2014, Mr. Sherrick’s salary increased 19.0% to $500,000 from $420,000.

Annual Bonus.  We influence short-term results through the annual bonuses awarded under the 2013 Plan, which are designed to encourage the achievement of annual performance goals. Goals are set to produce results that lead to increased shareholder value and are determined at the beginning of each annual performance cycle. Although awards under the annual bonus may be made in cash, restricted shares of stock or a combination of cash and restricted shares, for 2014 and historically we have paid annual bonuses in cash.

For 2014, the awards under the annual bonus for each named executive consisted of an objective component tied to specific performance goals, or “Organizational Performance” and a subjective or discretionary component based on individual performance. Exhibit 5 below illustrates the annual bonus calculation and highlights each component, including the objective measures used to determine Company performance.

Exhibit 5 – How the annual bonus works

Organizational Performance Component.  For each fiscal year, the Committee establishes specific performance measures that reflect the key strategic and business goals for that year. Table 4 below shows the quantitative performance measures and weighting for the 2014 annual bonus determined at the Committee’s February 2014 meeting. The Board of Directors contemporaneously approved the Committee’s report on these matters.

Table 4 – Annual bonus performance measures and weighting

Performance Measure	Description	Weighting

PV10 per $ Invested	Represents discounted future revenue of production from reserve additions by drilling or acquisition, net of production operating expenses and select taxes divided by invested capital	30.0%
Production	Represents combined oil and gas produced and reported as sold	27.5%
Reserve Replacement	Represents reserve additions divided by Production	27.5%
Return on Equity, or ROE (as a percentile of peer group)	Represents net income divided by average stockholders’ equity compared to ROE of peer group, expressed as a percentile rank	15.0%

Note: Return on equity versus the peer group is defined as adjusted net income divided by adjusted average shareholders’ equity for the current year. As established by the Compensation Committee, targets shall be based on the Company’s return on equity percentile rank as compared to the return on equity calculations for the Company’s performance peer group companies. At the discretion of the Compensation Committee, adjustments are made to net income and/or shareholder’s equity for the application of new accounting standards, non-cash derivative gains and losses, non-cash charges resulting from ceiling test impairments of our natural gas and oil properties, and new equity offerings or asset divestitures. No such adjustments were made for 2014.

The Committee believes that these performance measures drive shareholder return by appropriately concentrating our executives’ attention on factors that take appropriate risk, serve as indicators of how effectively the Company is conducting its operations and encourage revenue, earnings growth and sustaining a strong balance sheet and cash flow. For each performance measure in early 2014, we established performance goals for the year consistent with our financial and strategic plans and at levels sufficient to motivate our named executive officers to outperform our peer companies. The performance goals for each performance measure range from “threshold” (the minimum achievement level of the performance measure at which the named executive begins to earn a payout) to “maximum” (the maximum achievement level of the performance measure at which the named executive may earn 150% of the target award). The “target” goal represents the level of performance at which the Company is delivering on its projected business plan and the level at which the NEO may earn 100% of his target award. It is our intention and expectation in setting these goals for incentive bonuses to be paid at the target level or above. The maximum award levels are achievable only if the Company surpasses its target performance levels by a significant amount.

For 2014, the Company achieved results below our required minimum level performance goal for PV10 per dollar invested, achieved a result between target and maximum for production, and achieved an above maximum result for reserve replacement and ROE. For reference, the following exhibit details our corporate performance measure achievement from 2013 through 2014.

Exhibit 6 – Annual bonus metric performance for 2014 and 2013

Discretionary Component.  In addition to the quantitative factors listed above, the Committee takes into account qualitative aspects of individual performance when determining awards in order to recognize critical performance factors that are not included in the organizational performance measures. This subjective evaluation is reflected in the discretionary component of the annual bonus, and generally comprises approximately 40% of a named executive’s total target opportunity under the annual bonus. The ratio of the discretionary component to the total target opportunity is determined by the size of the organizational component – that is, the larger the organizational component, the smaller the discretionary component, and vice versa. As part of the evaluation of the quality of results, difficulty of targets, and performance relative to market and economic conditions, the Committee, at its sole discretion, reserves the right to award cash bonuses to NEOs up to the total target opportunity even if the company achieves results below its objectives.

Bonus Opportunities for Named Executive Officers.  Bonus opportunities under the annual bonus vary based on each named executive officer’s level of responsibility. Each NEO’s annual bonus award opportunity is calculated by multiplying his base salary earnings for the year by his target award level. Determinations of the target award levels for each fiscal year are made at the Committee’s December meeting prior to the beginning of the fiscal year in order to coincide with our budget process and the culmination of the performance review process.

The following table sets forth the 2014 target bonus award levels by component for each NEO expressed as a percentage of base salary.

Table 5 – Annual bonus opportunities by component as a percentage of base pay

Name	Organizational Performance Target (%)	Discretionary Target (%)	Total Target (%)
Steven L. Mueller(1)	105.0	70.0	175.0
R. Craig Owen	75.0	50.0	125.0
William J. Way	84.0	56.0	140.0
Mark K. Boling	78.0	52.0	130.0
Jeffrey B. Sherrick	78.0	52.0	130.0

(1)	On December 4, 2014, Mr. Mueller’s annual target bonus opportunity was reduced to 150% of base salary, from 175%, effective January 1, 2015. This change was made to more appropriately align Mr. Mueller’s short-term incentive bonus opportunity with the annual incentive bonus opportunities of his peers among the company’s market evaluation or comparison peer group.

2014 Annual Bonus Payments.  To determine actual 2014 bonuses, the Committee looked to the extent to which the defined performance measures were achieved and exercised its discretion. The NEO’s bonus opportunity is multiplied by each performance measure’s respective weighting and by a percentage based on actual results for that performance measure, then multiplied by the NEO’s annual base earnings. When actual results fall between the threshold and maximum limits, awards are proportionately adjusted in relation to target. The sum of the calculated amount for each performance measure represents the bonus award. If the actual level achieved for a specified performance goal is not at least equal to the predetermined minimum level, then the proportionate amount of the award represented by that performance measure will not be paid. However, when Company performance results in a below-target payout for the organizational component, the Committee, in its discretion, may award bonus payments up to 100% of target for the organizational component. In 2014 Company performance exceeded the aggregate target for the organizational component.

The amounts set forth in Table 6 below under “Organizational Performance” reflect the amounts earned by the named executive officers based on the achievement of the 2014 performance goals, while the amounts under “Discretionary” are in recognition of their other accomplishments for the year.

Table 6 – 2014 annual bonus payments

Name	Organizational Component	Discretionary Component	Totals	% of Target
Steven L. Mueller	$1,078,020	$1,284,480	$2,362,500	150.0%
R. Craig Owen	$373,752	$211,248	$585,000	107.6%
William J. Way	$627,835	$557,165	$1,185,000	130.2%
Mark K. Boling	$445,250	$204,750	$650,000	100.0%
Jeffrey B. Sherrick	$420,590	$229,410	$650,000	105.9%

Long-Term Incentive Compensation.  We use long-term incentives to align management’s interests with those of our shareholders, provide an incentive for achieving our long-term performance objectives, and attract and retain key employees through share ownership. Our LTI awards constitute a major component of compensation for our named executive officers (see Exhibit 4 above) and are “at risk.” These awards have multiple-year vesting terms to reward sustained financial and operating performance, align executives’ interests with those of our shareholders, and encourage executives to remain with the Company for long and productive careers.

2014 Long-Term Incentive Awards.  In December 2013, named executive officers received LTI awards for 2014 consisting of equity in the form of stock options, shares of restricted stock and stock-settled performance units, awarded under the 2013 Plan. The total value of each executive’s LTI award was weighted 50% in performance units, 25% in stock options, and 25% in restricted stock. Stock options vest over a period of three years from the grant date, while shares of restricted stock vest over a four-year period from the date of grant. Performance units are to be settled in stock based on Company performance measured over a three-year period (see Table 7 below).

Table 7 – 2014 LTI award types (granted in December 2013)

Award type	Weight	Terms	Metrics

Stock options	25%	Ratable vesting over three years	Service-based
Restricted stock	25%	Ratable vesting over four years	Service-based
Performance units	50%	Ratable vesting over three years, settled in stock following end of three-year performance period	Relative TSR weighted 60% and project return (PVI) weighted 40%

The Committee, in conjunction with Meridian, determined the group of companies used to measure performance for purposes of determining payments from 2014 – 2016 performance units. The companies included in this performance peer group – selected on the basis of assets, revenue, market cap and mix of assets – reflect a broad cross-section of the industry. This list includes all of the companies in our market evaluation or comparison peer group plus the additional companies included in Table 8 below.

Table 8 – Performance peer group

Anadarko Petroleum Corporation
Apache Corporation
Cabot Oil & Gas Corporation *
Chesapeake Energy Corporation
Cimarex Energy Co. *
Concho Resources Inc. *
Continental Resources Inc. *
Denbury Resources Inc. *
Devon Energy Corporation *
EOG Resources, Inc. *
EQT Corporation
Newfield Exploration Company *
Noble Energy, Inc. *
Pioneer Natural Resources Co. *
QEP Resources, Inc.
Range Resources Corporation *
Sandridge Energy, Inc. *
SM Energy Company *
Ultra Petroleum Corp. *
Whiting Petroleum Corporation
WPX Energy, Inc.

*	Represents a company also used for executive pay market evaluation or comparison purposes.

Taking into consideration long-term incentive awards granted among our market evaluation or comparison peer companies, targeted cash compensation levels of each name executive officer, and our desired level of targeted total compensation for each named executive officer, the Committee determines the value of long-term incentive compensation to award. Table 9 below summarizes the value of the long-term incentives granted to our named executive officers in December 2013, utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the target value of the performance units.

Table 9 – Value of 2014 LTI awards (granted in 2013)

Name	Options	Restricted Stock	Performance Units	Total

Steven L. Mueller	$1,205,654	$1,314,848	$2,728,696	$5,249,198
R. Craig Owen	$479,000	$523,367	$1,086,302	$2,089,569
William J. Way	$743,859	$811,355	$1,683,646	$3,238,860
Mark K. Boling	$503,908	$549,477	$1,140,495	$2,193,880
Jeffrey B. Sherrick	$383,999	$418,928	$869,122	$1,672,049

Note: The figures in this table reflect the actual value on the date of grant used for accounting purposes.

Additionally, Messrs. Boling and Way each received a special equity award on May 6, 2014 of 21,495 stock options with a total grant date value of approximately $325,000. The stock options will vest in equal annual installments over a period of three years from the grant date. Mr. Sherrick also received a special equity award on May 6, 2014 of 33,069 stock options and 6,982 time-based restricted shares with total grant date value of approximately $825,000. The stock options will vest in equal annual installments over a period of three years from the grant date, while the restricted shares will vest in equal annual installments over four years. The Committee considers the value of these strategic retention awards incremental to each executive’s annual total compensation, and believes these awards provide value to shareholders by helping to ensure continued leadership and a focus on the implementation of the Company’s strategic objectives.

2011 Performance Unit Award Payment.  We have used performance units for many years to provide long-term incentives for our executives and certain other employees. Performance units are used to ensure that our long-term operational performance results remain competitive with our peers and that our executives are rewarded for actual long-term performance in addition to shareholder return. Moreover, as performance units are tied to operating performance success over a three-year period, they provide a supplementary long-term retention component.

The performance period for performance units awarded on December 8, 2011 began on January 1, 2012 and ended December 31, 2014, with a payment in the first quarter following the end of the performance period. The value of the payment was determined by the attainment of certain threshold, target, and maximum performance objectives as described in the table below. Threshold level achievement would result in payment of $500 per unit, $1,000 per unit at the target level achievement and $2,000 per unit at the maximum level. Performance below the threshold level would result in payments of less than $500 per unit, including no payment.

Table 10 – 2011 Performance Unit award measures and weighting for NEOs

2011 Performance Unit Award

Measure	Weighting	Definition
Total Shareholder Return (TSR):	50.0%	Equal to the average relative monthly percentile ranking relative to a peer group. Determined by tracking the change in the Company’s stock price on a monthly basis plus dividends paid over the entire performance period in comparison with each performance peer company.
Reserve Replacement Efficiency (RRE) versus Peers/Goal	50.0%	Expressed in the form of a percentage ratio with pre-tax operating cash flow per unit of production for the performance period as the numerator and finding and development costs per unit of proved reserve additions for the performance period as the denominator.

In March 2015, the Compensation Committee determined that the level of achievement of the performance objectives for the three-year period ended December 31, 2014 was between the target and maximum level, resulting in the payment of $1,412.91 per unit for all individuals who were NEOs at the time of grant and certain other senior executives.

Table 11 – 2011 Performance Unit payments by NEO

Name	2011 performance unit payout (settled in cash)
Steven L. Mueller	$2,195,662
R. Craig Owen (1)	$170,155
William J. Way	$1,178,367
Mark K. Boling	$553,861
Jeffrey B. Sherrick	$254,324

(1)	Mr. Owen was not an NEO in 2011; therefore, his performance unit payout reflects the performance objectives for non-NEOs.

2014 Total Direct Compensation.  Table 12 below provides a summary of the total pay for our named executive officers for 2014 compared to amounts awarded for 2013. Amounts in this table differ from the amounts appearing in the Summary Compensation Table, as the Summary Compensation Table includes the settlement value of long-term cash awards, the value of changes in pension and nonqualified deferred compensation, and the value of other compensation and perquisites.

Table 12 – Year over year total direct compensation (figures in thousands)

Executive	Year	Salary	Bonus	LTI grant value	Total direct pay	2014 compared to 2013
Steven L. Mueller	2014	$900	$2,363	$5,249	$8,512	+12.8%
	2013	$850	$2,000	$4,581	$7,431
R. Craig Owen	2014	$435	$585	$2,089	$3,109	+14.3%
	2013	$395	$600	$1,670	$2,665
William J. Way	2014	$650	$1,185	$3,239	$5,074	+12.8%
	2013	$620	$1,150	$2,653	$4,423
Mark K. Boling	2014	$500	$650	$2,194	$3,344	+7.8%
	2013	$465	$800	$1,818	$3,083
Jeffrey B. Sherrick	2014	$500	$650	$1,672	$2,822	+25.8%
	2013	$390	$575	$1,129	$2,094

					Average change:	+14.7%

Note: Proxy disclosure rules require us to report cash-based long-term incentive payments in the year they are earned or paid (reflected as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table) and equity-based long-term incentives in the year they are granted (reflected as “Stock Awards” in the Summary Compensation Table). With the changes we made to long-term incentive awards starting in December 2013, our NEOs’ total compensation, as shown in the Summary Compensation Table on page 43, effectively includes long-term incentive awards for each executive for both the former cash-based performance units granted in 2011 relating to the performance period of 2012 to 2014, and the stock-settled performance units granted in December 2014 relating to the performance period of 2015 to 2017. Due to disclosure rules, our Summary Compensation Table will present NEO compensation that appears higher for fiscal years 2013 to 2015 as a result of the inclusion of both sets of long-term incentive awards for each of these years.

Perquisites, Allowances and Other Benefits.  The type and the value of perquisites for our NEOs are reviewed and approved by the Compensation Committee as part of its compensation decision-making. In 2014, the primary perquisites for our NEOs are the payment of dues for one social club designated by us, a $7,380 annual car allowance, estate and financial planning expenses for each NEO up to $18,500 per year, a medical reimbursement plan that covers all out-of-pocket expenses and an annual complete personal physical exam. We pay the fees for one local social club to provide our executives with a forum for business entertainment and for appropriate interaction with members of the business community. We reimburse our NEOs for expenses incurred with respect to estate and financial planning because we believe the utilization of experts will reduce the amount of time our executives will have to devote to those matters while also maximizing the net value of the compensation we provide.

We permit our NEOs and members of executive management to use our corporate aircraft for business-associated personal use on limited occasions. This use typically consists of permitting family members to accompany the executive when traveling for business and is limited to situations where the presence of the family member will not conflict with the business purpose of the travel. Also, we may permit personal use of the aircraft in very limited situations where, absent such use, the executive’s work obligations create a significant and inappropriate imposition on personal plans or obligations. The cost to us of this benefit, if used by a NEO, is reflected in “All Other Compensation” in the Summary Compensation Table.

Tax Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct from compensation paid to the company’s CEO or any other named executive officer other than the Chief Financial Officer. This limitation does not apply to compensation that meets the performance-based requirement (including, among other requirements, that the compensation be paid only if the performance meets pre-established objective goals based on performance criteria approved by shareholders). Our executive compensation program strongly emphasizes performance-based compensation, thus minimizing the consequences of this limitation. However, the Committee retains full discretion to award compensation packages that will best attract, retain, and reward executive officers. Historically, we have, and may in the future continue to, award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives.

EXECUTIVE COMPENSATION

The following table contains information with respect to executive compensation paid or set aside by the Company during 2014 for services in all capacities of the CEO, the CFO and the next three highest paid executive officers of the Company and its subsidiaries.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)	(i)	(j)

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Steven L. Mueller	2014	900,000	1,284,480	4,485,679		1,336,474		3,273,682	70,150	103,416	11,453,881
Chief Executive Officer	2013	850,000	375,123	4,043,544		1,205,654		3,827,859	63,307	86,158	10,451,645
and Chairman	2012	850,000	798,477	1,515,240		1,512,450		814,186	59,695	70,326	5,620,374

R. Craig Owen	2014	435,000	211,248	1,606,358		478,951		543,907	32,247	44,561	3,352,272
Senior Vice President	2013	395,000	121,895	1,609,669		479,900		612,360	28,103	52,032	3,298,959
and Chief Financial Officer	2012	329,615	216,668	552,345		551,326		146,770	22,670	40,932	1,860,326

William J. Way	2014	650,000	557,165	2,616,646		1,104,150	(3)	1,806,202	43,515	55,175	6,832,853
President and Chief	2013	620,000	210,255	2,495,001		743,859		944,185	39,311	79,277	5,131,888
Operating Officer	2012	600,000	415,350	877,335		875,835		284,650	35,942	43,556	3,132,668

Mark K. Boling	2014	500,000	204,750	1,646,769		815,427	(3)	999,111	48,923	65,871	4,280,851
Executive Vice President and	2013	465,000	151,828	1,689,972		503,908		1,221,495	44,141	36,256	4,112,600
President V+ Development Solutions	2012	437,423	335,390	600,990		600,087		267,659	40,006	36,051	2,317,606

Jeffrey B. Sherrick	2014	500,000	229,410	1,971,782	(3)	990,426	(3)	674,914	35,167	43,544	4,445,243
Executive Vice President,	2013	390,000	103,528	1,288,050		383,999		714,579	28,485	34,186	2,942,827
Southwestern Energy Company	2012	375,000	214,422	373,635		372,931		172,454	25,948	33,836	1,568,226

(1)	The amounts stated in this column constitute the discretionary portion of the annual incentive cash awards made to each Named Executive Officer under the annual incentive bonus program based on the Compensation Committee’s evaluation of each NEO’s performance. The portion of each bonus based upon non-discretionary performance criteria is included under the column heading “Non-Equity Incentive Plan Compensation.” Additional details about the annual incentive awards are provided under the heading “Compensation Discussion and Analysis — Section 7: Analysis of Pay Decisions for 2014.”

(2)	The amounts relate to restricted stock, options and performance units awarded to each Named Executive Officer in 2014 pursuant to the 2013 Plan, as described in more detail under the heading “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table” on page 47. The dollar value stated for the restricted stock and performance units in column (e) and options in column (f) reflects the number of shares/units granted in 2014 multiplied by the fair market value in accordance with FASB ASC Topic 718. The assumptions and data utilized in the calculation of these amounts are set forth below:

Restricted Stock: The grant date fair value for the restricted stock granted on May 6, 2014 and December 4, 2014 represents the closing price of the Company’s stock on the NYSE of $46.55 and $30.59 per share, respectively.

Options: The grant date fair value of each option is estimated using the Black-Scholes option pricing model. The assumptions listed below were used to calculate the total grant date fair value listed in column (f):

Grant Date	Risk Free Rate	Dividend Yield	Expected Life	Volatility	Black- Scholes Value
May 6, 2014	1.67%	-	4.97	33.98%	$15.12
December 4, 2014	1.59%	-	4.99	32.53%	$9.56

Performance Units: The performance units include a market condition based on Relative Total Shareholder Return (TSR) and a performance condition based on the Company’s Present Value Index (PVI). The fair value of the TSR market condition of the performance units is based on a Monte Carlo model and is amortized to compensation expense on a straight-line basis over the vesting period of the award. The fair value of the PVI performance condition of the performance units is based on the economic analysis for each investment opportunity based upon the expected present value added for each dollar to be invested and amortized to compensation expense on a straight-line basis over the vesting period of the award. Calculated using the valuation detailed above and the closing price of the Company’s common stock at the grant date, the grant date fair value per performance unit was determined to be $35.2194. The grant date fair value for the performance units in column (e) reflects the value assuming target level performance (or 100%). The table below provides the estimated value of the performance units at the threshold, target and maximum levels based on the FASB ASC Topic 718 value of $35.2194 per unit:

	2015-2017 Performance Units Granted 12/4/2014
Name	Value at Threshold (50%)	Value at Target (100%) (Reported in Column (e) Above)	Value at Maximum (200%)
Steven L. Mueller	$1,563,741	$3,127,483	$6,254,965
R. Craig Owen	$559,988	$1,119,977	$2,239,954
William J. Way	$912,182	$1,824,365	$3,648,730
Mark K. Boling	$574,076	$1,148,152	$2,296,305
Jeffrey B. Sherrick	$574,076	$1,148,152	$2,296,305

Additional information regarding restricted stock, performance units and option awards made for 2014 can be found below in the table entitled “Grants of Plan-Based Awards.”

(3)	The amounts stated in columns (e) and (f) include special equity incentive awards on May 6, 2014 to Messrs. Way, Boling and Sherrick as described in more detail under the heading “Compensation Discussion and Analysis — Section 7: Analysis of Pay Decisions for 2014 — 2014 Long-Term Incentive Awards.

(4)	The amounts stated in this column represent (a) the portion of the annual incentive bonus based upon performance measures as discussed above and (b) the total payout earned for the three-year period ended in 2014 on the performance units awarded to each NEO in December 2011 pursuant to the Southwestern Energy Company 2002 Performance Unit Plan, as amended. The performance units are described in more detail under the heading “Compensation Discussion and Analysis — Section 7: Analysis of Pay Decision for 2014 — 2011 Performance Unit Award Payment.”

(5)	The amounts stated in this column represent the aggregate increase in actuarial value for each NEO for the period from December 31, 2013 through December 31, 2014 under both the Pension Plan and the SERP. As discussed in the “Pension Benefits” table below, executives do not earn or accrue above-market or preferential earnings on their accounts under the Non-Qualified Retirement Plan. The Pension Plan, the SERP and the Non-Qualified Retirement Plan are described in more detail under the heading “Compensation Discussion and Analysis — Section 8: Health, Welfare and Retirement Benefits.”

(6)

The amounts stated in this column include Company matching funds for the 401(k) and Non-Qualified Retirement Plans, life insurance premiums, car allowance, financial and estate planning reimbursements, matching charitable contributions by the Company and amounts related to reimbursement for supplemental medical insurance and annual physicals. The items included in the column entitled “All Other Items” consist of supplemental medical payments, social club fees, executive physical, the personal use of corporate aircraft, travel and entertainment, and other perquisites received in 2014. The following table provides additional detail regarding the amounts in this column:

Cost of All Other Compensation Provided

To Named Executive Officers in 2014

Name	401(k) and Nonqualified Matching ($)	Life Insurance ($)	Car Allowance ($)	Financial and Estate Planning ($)	Charitable Match ($)	Supplemental Medical Insurance and Annual Physical ($)	Personal and Spousal Travel ($)	All Other Items	TOTAL ($)
Steven L. Mueller	40,413	2,970	7,380	6,766	15,000	823	30,063	-	103,416

R. Craig Owen	19,506	1,723	7,380	10,000	250	5,702	-	-	44,561

William J. Way	29,198	2,574	7,380	2,150	12,500	1,373	-	-	55,175

Mark K. Boling	22,439	1,980	7,380	7,980	15,000	9,104	589	1,399	65,871

Jeffrey B. Sherrick	21,063	1,980	7,380	-	2,000	11,051	-	70	43,544

Grants of Plan-Based Awards

The plan-based awards granted to each of the NEOs during the 2014 fiscal year is set out in the table below:

(a)	(b)		(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)	(k)	(l)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date (1)		Threshold ($)	Target ($)	Maximum ($)	Units (#)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/sh) (2)	Awards ($) (3)

Steven L. Mueller	12/4/2014	(4)	-	-	-	-	44,400	88,800	177,600	-	-	-	3,127,483
	12/4/2014	(5)	-	-	-	-	-	-	-	44,400	-	-	1,358,196
	12/4/2014	(6)	-	-	-	-	-	-	-	-	139,800	30.59	1,336,474
	-	(7)	1,402,500	1,402,500	2,103,750	-	-	-	-	-	-	-	-

R. Craig Owen	12/4/2014	(4)	-	-	-	-	15,900	31,800	63,600	-	-	-	1,119,977
	12/4/2014	(5)	-	-	-	-	-	-	-	15,900	-	-	486,381
	12/4/2014	(6)	-	-	-	-	-	-	-	-	50,100	30.59	478,951
	-	(7)	575,000	575,000	862,500	-	-	-	-	-	-	-	-

William J. Way	12/4/2014	(4)	-	-	-	-	25,900	51,800	103,600	-	-	-	1,824,365
	12/4/2014	(5)	-	-	-	-	-	-	-	25,900	-	-	792,281
	12/4/2014	(6)	-	-	-	-	-	-	-	-	81,500	30.59	779,132
	-	(7)	945,000	945,000	1,417,500	-	-	-	-	-	-	-	-
	5/6/2014	(6)	-	-	-	-	-	-	-	-	21,495	46.55	325,004

Mark K. Boling	12/4/2014	(4)	-	-	-	-	16,300	32,600	65,200	-	-	-	1,148,152
	12/4/2014	(5)	-	-	-	-	-	-	-	16,300	-	-	498,617
	12/4/2014	(6)	-	-	-	-	-	-	-	-	51,300	30.59	490,423
	-	(7)	676,000	676,000	1,014,000	-	-	-	-	-	-	-	-
	5/6/2014	(6)	-	-	-	-	-	-	-	-	21,495	46.55	325,004

Jeffrey B. Sherrick	12/4/2014	(4)	-	-	-	-	16,300	32,600	65,200	-	-	-	1,148,152
	12/4/2014	(5)	-	-	-	-	-	-	-	16,300	-	-	498,617
	12/4/2014	(6)	-	-	-	-	-	-	-	-	51,300	30.59	490,423
	-	(7)	676,000	676,000	1,014,000	-	-	-	-	-	-	-	-
	5/6/2014	(6)	-	-	-	-	-	-	-	-	21,495	46.55	325,004
	5/6/2014	(5)	-	-	-	-	-	-	-	6,982	-	-	325,012

(1)	As discussed in more detail below under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table,” on December 4, 2014, the Compensation Committee granted each NEO long-term incentives that were split among restricted stock, options and performance units. Messrs. Way, Boling and Sherrick also received special equity incentive awards on May 6, 2014 as discussed in more detail under the heading “Compensation Discussion and Analysis – Section 7: Analysis of Pay Decision for 2014 – 2014 Long-Term Incentive Awards.” Additionally, the Compensation Committee granted each NEO short-term cash incentives through the annual incentive bonus program.

(2)	All stock options granted in 2014 have an exercise price equal to the closing sale price of the Company’s common stock on the date of grant, as reported on the NYSE.

(3)	The dollar amounts stated for the restricted stock, options, and performance units reflect the fair value of the award as of the date of grant. The assumptions utilized in the calculation of these amounts are described under Footnote 2 of the “Summary Compensation Table.”

(4)	The performance units were issued under the 2013 Plan. Each performance unit has a threshold (50%), target (100%), and maximum (200%) payout amount based on the attainment of certain performance objectives. The performance units awarded in 2014 will vest ratably over a period of three years from the date of grant, and payout occurs in stock at the end of the three-year period.

(5)	The amounts reflect the number of shares of restricted stock granted to each NEO under the 2013 Plan. The shares of restricted stock vest ratably over a period of four years from the date of grant, or immediately upon death, disability, normal retirement or a “change in control.”

(6)	The stock options were granted under the 2013 Plan. All options vest and become exercisable ratably over three years beginning one year from the date of grant or immediately upon death, disability, normal retirement or a “change in control.” Options expire seven years from the date of grant, but may expire earlier upon termination of employment.

(7)	Pursuant to the annual incentive bonus program, the Compensation Committee determined the annual target bonus level for each NEO for the 2015 fiscal year on December 4, 2014. The incentive bonus awards are paid annually based on the attainment of corporate organization performance measures and the individual performance of the NEO, and are calculated as a percentage amount of each NEO’s annual salary. The incentive bonus awards are discussed in further detail under the heading “Compensation Discussion and Analysis — Section 7: Analysis of Pay Decisions for 2014.”

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Pursuant to SEC rules, the dollar value of LTI awards reflected in the Summary Compensation Table and Grants of Plan-Based Awards Table above correspond to LTI awards made in 2014, which under our LTI program reflects awards made as part of the 2015 compensation package for our named executive officers.

In December 2014, named executive officers were issued LTI awards for 2015 consisting of stock options, shares of restricted stock, and performance units payable in stock under the Southwestern Energy Company 2013 Incentive Plan. The total value of each NEO’s LTI award was divided as set out in the table below. Stock options vest over a period of three years from the grant date, while shares of restricted stock vest over a four-year period from the date of grant. Performance units are settled based on Company performance measured over a three-year period.

2015 LTI award types and mix (granted in December 2014)

Award type	Weight	Terms
Stock options	25%	Ratable vesting over three years
Restricted stock	25%	Ratable vesting over four years
Performance Units	50%	Ratable vesting over three years, settled in common stock following end of three-year performance period

The following table breaks out the grant date fair value of each type of long-term incentive granted to our named executive officers in December 2014 as reported in the Summary Compensation Table above.

Value of 2015 LTI awards (granted in December 2014) (1)

Name	Options	Restricted Stock	Performance Units	Total
Steven L. Mueller	$1,336,474	$1,358,196	$3,127,483	$5,822,153
R. Craig Owen	$478,951	$486,381	$1,119,977	$2,085,309
William J. Way	$779,132	$792,281	$1,824,365	$3,395,778
Mark K. Boling	$490,423	$498,617	$1,148,152	$2,137,192
Jeffrey B. Sherrick	$490,423	$498,617	$1,148,152	$2,137,192

(1)	The methods used to value the 2015 long-term incentive awards are set out under Footnote 2 of the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The aggregate number of stock option awards and stock awards outstanding at fiscal year-end 2014 for each NEO is set out in the table below:

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(14)
Steven L. Mueller	17,500	-		-	44.34	6/2/2015	-		-	-		-
	47,460	-		-	30.68	12/11/2015	-		-	-		-
	60,320	-		-	40.73	12/10/2016	-		-	-		-
	74,590	-		-	36.22	12/9/2017	-		-	-		-
	78,890	-		-	36.87	12/8/2018	9,793	(2)	267,251	-		-
	59,346	29,674	(3)	-	34.50	12/6/2019	21,960	(4)	599,288	-		-
	30,633	61,267	(5)	-	38.97	12/5/2020	25,305	(6)	690,573	67,470	(7)	2,728,696
	-	139,800	(8)	-	30.59	12/4/2021	44,400	(9)	1,211,676	88,800	(10)	3,127,483
R. Craig Owen	9,300	-		-	34.00	7/28/2015	-		-	-		-
	3,980	-		-	30.68	12/11/2015	-		-	-		-
	4,520	-		-	40.73	12/10/2016	-		-	-		-
	2,600	-		-	36.22	12/9/2017	-		-	-		-
	5,090	-		-	36.87	12/8/2018	423	(2)	11,544	-		-
	21,633	10,817	(3)	-	34.50	12/6/2019	8,005	(4)	218,456	-		-
	12,193	24,387	(5)	-	38.97	12/5/2020	10,073	(6)	274,892	26,860	(7)	1,086,302
	-	50,100	(8)	-	30.59	12/4/2021	15,900	(9)	433,911	31,800	(10)	1,119,977
William J. Way	95,983	-		-	33.33	10/3/2018	19,019	(11)	519,029	-		-
	42,290	-		-	36.87	12/8/2018	5,250	(2)	143,273	-		-
	34,366	17,184	(3)	-	34.50	12/6/2019	12,715	(4)	346,992	-		-
	18,900	37,800	(5)	-	38.97	12/5/2020	15,615	(6)	426,133	41,630	(7)	1,683,646
	-	21,495	(12)	-	46.55	5/6/2021	-		-	-		-
	-	81,500	(8)	-	30.59	12/4/2021	25,900	(9)	706,811	51,800	(10)	1,824,365
Mark K. Boling	23,410	-		-	30.68	12/11/2015	-		-	-		-
	15,080	-		-	40.73	12/10/2016	-		-	-		-
	19,080	-		-	36.22	12/9/2017	-		-	-		-
	19,880	-		-	36.87	12/8/2018	2,468	(2)	67,352	-		-
	23,546	11,774	(3)	-	34.50	12/6/2019	8,710	(4)	237,696	-		-
	12,803	25,607	(5)	-	38.97	12/5/2020	10,575	(6)	288,592	28,200	(7)	1,140,495
	-	21,495	(12)	-	46.55	5/6/2021	-		-	-		-
	-	51,300	(8)	-	30.59	12/4/2021	16,300	(9)	444,827	32,600	(10)	1,148,152
Jeffrey B. Sherrick	15,802	-		-	30.92	10/15/2015	-		-	-		-
	4,684	-		-	30.68	12/11/2015	-		-	-		-
	9,050	-		-	40.73	12/10/2016	-		-	-		-
	10,060	-		-	36.22	12/9/2017	-		-	-		-
	9,140	-		-	36.87	12/8/2018	1,135	(2)	30,974	-		-
	14,633	7,317	(3)	-	34.50	12/6/2019	5,415	(4)	147,775	-		-
	9,756	19,514	(5)	-	38.97	12/5/2020	8,063	(6)	220,039	21,490	(7)	869,122
	-	33,069	(12)	-	46.55	5/6/2021	6,982	(13)	190,539	-		-
	-	51,300	(8)	-	30.59	12/4/2021	16,300	(9)	444,827	32,600	(10)	1,148,152

(1)	The market value of the unvested shares of restricted stock was calculated using the NYSE closing stock price on December 31, 2014 of $27.29 per share.

(2)	Restricted stock granted on December 8, 2011 under the 2004 Plan vests at the rate of 25% per year, with a remaining vest date of December 8, 2015, or immediately upon death, disability, normal retirement or a “change in control.”

(3)	Stock options granted on December 6, 2012 under the 2004 Plan vest and become exercisable at the rate of 33 1/3% per year, with a remaining vesting date of December 6, 2015, or immediately upon death, disability, normal retirement or a “change in control.”

(4)	Restricted stock granted on December 6, 2012 under the 2004 Plan vests at the rate of 25% per year, with remaining vesting dates of December 6, 2015 and December 6, 2016, or immediately upon death, disability, normal retirement or a “change in control.”

(5)	Stock options granted on December 5, 2013 under the 2013 Plan vest and become exercisable at the rate of 33 1/3% per year, with remaining vesting dates of December 5, 2015 and December 5, 2016, or immediately upon death, disability, normal retirement or a “change in control.”

(6)	Restricted stock granted on December 5, 2013 under the 2013 Plan vests at the rate of 25% per year, with remaining vesting dates of December 5, 2015, December 5, 2016, and December 5, 2017, or immediately upon death, disability, normal retirement or a “change in control.”

(7)	Performance units granted on December 5, 2013 under the 2013 Plan vest at the rate of 33 1/3% per year, with vesting dates of December 5, 2015 and December 5, 2016, and total payout determined at the end of the three-year performance period.

(8)	Stock options granted on December 4, 2014 under the 2013 Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting dates of December 4, 2015, December 4, 2016, and December 4, 2017, or immediately upon death, disability, normal retirement or a “change in control.”

(9)	Restricted stock granted on December 4, 2014 under the 2013 Plan vests at the rate of 25% per year, with vesting dates of December 4, 2015, December 4, 2016, December 4, 2017, and December 4, 2018, or immediately upon death, disability, normal retirement or a “change in control.”

(10)	Performance units granted on December 4, 2014 under the 2013 Plan vest at the rate of 33 1/3% per year, with vesting dates of December 4, 2015, December 4, 2016, and December 4, 2017, and total payout determined at the end of the three-year performance period.

(11)	Restricted stock granted on October 3, 2011 under the 2004 Plan vest at the rate of 25% per year, with vesting dates of October 3, 2015, or immediately upon death, disability, normal retirement or a “change in control.”

(12)	Stock options granted on May 6, 2014 under the 2013 Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting dates of May 6, 2015, May 6, 2016, and May 6, 2017, or immediately upon death, disability, normal retirement or a “change in control.”

(13)	Restricted stock granted on May 6, 2014 under the 2013 Plan vests at the rate of 25% per year, with vesting dates of May 6, 2015, May 6, 2016, May 6, 2017, and May 6, 2018, or immediately upon death, disability, normal retirement or a “change in control.”

(14)	The performance units include a market condition based on Relative Total Shareholder Return (TSR) and a performance condition based on the Company’s Present Value Index (PVI). The fair value of the TSR market condition of the performance units is based on a Monte Carlo model and is amortized to compensation expense on a straight-line basis over the vesting period of the award. The fair value of the PVI performance condition of the performance units is based on the economic analysis for each investment opportunity based upon the expected present value added for each dollar to be invested and amortized to compensation expense on a straight-line basis over the vesting period of the award. Calculated using the valuation detailed above and the closing price of the Company’s common stock at the grant date, the grant date fair value per performance unit for the 2013 and 2014 awards was determined to be $40.4431 and $35.2194, respectively.

Option Exercises and Stock Vested

The following table sets forth the stock options exercised and the number of shares of restricted stock that vested during 2014 and the realized value thereon with respect to each NEO:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Steven L. Mueller	—	—	38,840	1,157,972
R. Craig Owen	—	—	7,995	240,572
William J. Way	—	—	35,831	1,163,718
Mark K. Boling	24,860	106,898	12,812	382,977
Jeffrey B. Sherrick	—	—	7,830	234,484

(1)	Reflects the difference between the market value of the shares at the exercise date and the option exercise price multiplied by the number of shares acquired on exercise, regardless of whether the shares were held.

(2)	Reflects the aggregate dollar value realized upon vesting of restricted stock based upon the closing price of the stock on the vesting date. In the event that the vesting date occurred on a weekend day or holiday, the value realized was determined by the closing price of the stock on the prior business day closing.

Section 8: Health, Welfare, Retirement and Other Benefits

We have competitive health, welfare and retirement programs for our eligible employees. Our NEOs generally are eligible for the benefit programs on the same basis as all other employees. Our health and welfare programs include medical, pharmacy, dental, life insurance and disability. We also offer a limited charitable gift matching program. The life insurance and disability programs provide higher benefit amounts for our NEOs due to their higher base salaries. Our executives have disability coverage that applies if they are unable to perform in their occupation. In addition, disability benefits for our officers are capped at $16,000 per month for long-term disability and 70% of base pay for short-term disability.

We offer retirement programs that are intended to supplement our employees’ social security benefits and personal savings. The programs include:

•	the Southwestern Energy Company 401(k) Savings Plan, or the 401(k) Plan;

•	a defined benefit plan, or the Pension Plan;

•	a supplemental retirement plan, or the SERP; and

•	a non-qualified deferred compensation plan, or the Non-Qualified Retirement Plan.

401(k)

The 401(k) Plan, which is available to all employees, including our NEOs, allows a participant to elect to contribute a percentage of his or her eligible compensation, generally salary and wages, to an investment trust. Employee contributions are matched by us 100% for the first 3% of the employee’s eligible compensation and 50% for the next 3% and such matching contributions immediately vest. The 401(k) Plan provides a number of different investment options, including our common stock, for which a participant has sole discretion in determining the allocation of their and our contributions among the investment options.

Pension and SERP

All employees, including NEOs, are generally eligible to participate on the same basis in the Pension Plan. The purpose of the Pension Plan is to provide participants with benefits when they separate from employment through termination, retirement, death or disability. The Internal Revenue Code, or the Code, limits both the amount of compensation that may be used for purposes of calculating a participant’s benefit under our Pension Plan and the maximum annual benefit payable to a participant under the Pension Plan. For the 2014 plan year, (i) a participant’s compensation in excess of $260,000 is disregarded for purposes of determining average compensation and (ii) the maximum annual Pension Plan benefit permitted under the Code was $210,000. Until December 31, 1997, our Pension Plan had benefits payable based upon average final compensation and years of service. Effective January 1, 1998, we amended our Pension Plan to become a “cash balance” plan on a prospective basis. A cash balance plan provides benefits based upon a fixed percentage of an employee’s annual compensation. Eligible officers and employees who were participants in the Pension Plan as of January 1, 1998 are entitled to annual benefits payable upon retirement based upon years of service through December 31, 1997 and average compensation during the five years of highest pay in the last ten years of service before termination.

Under the cash balance provisions of our Pension Plan, each participant has, for recordkeeping purposes only, a hypothetical account to which credits are allocated annually based upon a percentage of the participant’s base salary. The applicable percentage is equal to 6% plus an additional percentage for participants in the Pension Plan as of January 1, 1998. The additional percentage is based upon a participant’s age and is designed to approximate any lost benefits due to the change to a cash balance plan. All employee balances in the cash balance account also earn a fixed rate of interest that is credited annually. The interest rate for a particular year is the annual rate of interest of the 30-year U.S. Treasury securities for November of the prior year with a minimum of 6%. Interest is credited as long as the participant maintains a balance in the Pension Plan.

The SERP allows certain highly-compensated employees to continue to earn pension benefits for retirement once they reach the limits imposed by the Internal Revenue Service. Executives do not earn or accrue above-market or preferential earnings on their SERP accounts. The SERP provides benefits equal to the amount that would be payable under the Pension Plan in the absence of certain limitations of the Code, less the amount actually paid under the Pension Plan. In the event of a “change in control” as defined below under “Severance and Other Change in Control Benefits,” the benefits of a NEO under the SERP would be determined as if the participant had credit for three additional years of service. The credit of three additional years of service is designed to ensure that the pension benefits in the event of a change in control are consistent with the other change-in-control arrangements between us and the NEOs.

Employees are required to complete at least 1,000 hours of service per year and are vested in the Pension Plan and SERP after three years. At retirement or termination of employment, the present value accumulated benefit credited to a participant is payable to the participant in the form of a lump sum or in lifetime monthly payments.

The following table sets forth the pension benefits for each of the NEOs as of December 31, 2014:

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Steven L. Mueller(2)	Southwestern Energy Company Pension Plan	7	123,986	—
	Southwestern Energy Company Supplemental Retirement Plan	7	215,322	—
R. Craig Owen	Southwestern Energy Company Pension Plan	6	104,410	—
	Southwestern Energy Company Supplemental Retirement Plan	6	30,286	—
William J. Way	Southwestern Energy Company Pension Plan	3	48,672	—
	Southwestern Energy Company Supplemental Retirement Plan	3	70,096	—
Mark K. Boling(2)	Southwestern Energy Company Pension Plan	13	255,564	—
	Southwestern Energy Company Supplemental Retirement Plan	13	108,763	—
Jeffrey B. Sherrick(2)	Southwestern Energy Company Pension Plan	6	104,410	—
	Southwestern Energy Company Supplemental Retirement Plan	6	44,573	—

(1)	The change in the actuarial present value of the NEOs accumulated benefit from the prior year is included in Column “h” of the “Summary Compensation Table” and calculated using a discount rate of 4.25% and the Society of Actuaries RP-2014 Mortality Tables Report for healthy males and females projected generationally using scale MP-2014.

(2)	NEO is eligible for early retirement.

Non-Qualified Deferred Compensation

Our NEOs and other highly compensated employees are also eligible to participate in the Non-Qualified Retirement Plan, which allows any participant to defer income and receive a match on the same basis as the 401(k) Plan, subject to the same total cap as for all employees. In addition, participants can defer all or a portion of their annual incentive payments until termination of employment under the Non-Qualified Retirement Plan. Salary amounts that are deferred under the Non-Qualified Retirement Plan are not included under the Pension Plan or the SERP but a credit is given to the participant under the Non-Qualified Retirement Plan to address the loss in pension benefits. The Non-Qualified Retirement Plan is not funded and participants are our general creditors. All amounts deferred in the Non-Qualified Retirement Plan increase or decrease based on the investment results of the executive’s requested investment alternatives and executives do not earn or accrue above-market or preferential earnings on their accounts. Plan distributions after employment ends are paid out of our funds rather than from a dedicated investment portfolio.

The following table sets forth information regarding the contributions, earnings and withdrawals/distributions during 2014 and the balance at year-end 2014 under the Non-Qualified Retirement Plan for each of the NEOs:

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Steven L. Mueller	44,904	28,713	63,109	—	547,301
R. Craig Owen	43,004	7,806	7,222	—	148,370
William J. Way	25,954	17,498	6,528	—	143,332
Mark K. Boling	24,933	10,739	56,857	—	1,264,846
Jeffrey B. Sherrick	23,404	9,363	3,982	—	108,544

(1)	Amount included in Column “i” of the “Summary Compensation Table.”

Severance and Other Change in Control Benefits

We do not have employment agreements with any of the named executive officers, but we have entered into a severance agreement with each that provides certain additional compensation if, within three years after a “change in control,” his/her employment is involuntarily terminated other than for cause or if the executive voluntarily terminates employment for “good reason,” as defined in the respective severance agreement.

The change-in-control severance payment for Messrs. Mueller, Boling and Way is equal to the product of 2.99 and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity available to the executive under the annual incentive bonus program. The severance payment for Messrs. Owen and Sherrick is equal to the product of 2.0 and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity available to the executive under the annual incentive bonus program. For our named executive officers who were employed with us prior to 2010, we agreed to make additional payments for any excise taxes imposed as a result of the change in control benefits. In addition, each executive will be entitled to continued participation in certain health and welfare benefits from the date of the termination of employment until the earliest of (a) the expiration of three years, (b) death or (c) the date he or she is afforded a comparable benefit at comparable cost by a subsequent employer. Also, each executive will be credited with three additional years of service for pension benefit purposes upon a “change in control” and will continue to have coverage under our Directors’ and Officers’ insurance policies for a period of up to four years.

Our long-term incentive plans and stock option agreements provide that all outstanding stock options and all rights become exercisable immediately upon a “change in control.” The plans also provide that all performance units and shares of restricted stock that have not previously vested or been cancelled or forfeited shall vest immediately upon a “change in control.” Our annual incentive bonus program provides that upon a participant’s termination of employment under certain conditions on or after a “change in control” all determined but unpaid incentive awards shall be paid immediately and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the plan.

The table below sets forth the estimated current value of payments and benefits to each of our NEOs upon a change in control, involuntary termination, involuntary termination following a change in control (“Change in Control Termination”), retirement, death and disability of our NEOs, assuming that the triggering events occurred on December 31, 2014. For all our NEOs, the amounts shown do not include: (i) benefits earned during the term of our NEO’s employment that are available to all salaried employees, such as accrued vacation, and (ii) benefits previously accrued under the SERP (without enhanced benefits due to termination), Nonqualified Retirement Plan and 401(k) Plan. For information on the accrued amounts payable under the SERP and under the Nonqualified Retirement Plan, see above in this section. The actual amounts of payments and benefits that would be provided can only be determined at the time of a change in control and/or the NEO’s separation from Southwestern Energy Company.

Name and Trigger	Severance or Multiple of Salary and Annual Incentive Bonus ($)(1)	Current Year Annual Incentive Bonus ($)	Valuation of Equity and Performance Awards Vesting Acceleration Assuming Cash-Out ($)(2)	Enhancement Value of Pension Benefits ($)(3)	Value of Health and Welfare Benefits Equivalent Payment ($)	280G Tax Gross-Up ($)(4)	Total Value ($)
Steven L. Mueller
Change in Control	-	1,078,020	8,587,396	162,000	-	-	9,827,416
Change in Control Termination	11,329,875	-	8,587,396	162,000	40,459	7,948,264	28,067,994
Involuntary Termination	-	1,078,020	1,649,752	-	-	-	2,727,772
Normal Retirement, Death or Disability	-	1,078,020	8,587,396	-	-	-	9,665,416
R. Craig Owen
Change in Control	-	373,752	3,106,637	78,300	-	-	3,558,689
Change in Control Termination	3,045,000	-	3,106,637	78,300	60,903	2,613,838	8,904,678
Involuntary Termination	-	373,752	622,336	-	-	-	996,088
Normal Retirement, Death or Disability	-	373,752	3,106,637	-	-	-	3,480,389
William J. Way
Change in Control	-	627,835	5,591,944	117,000	-	-	6,336,779
Change in Control Termination	6,934,850	-	5,591,944	117,000	70,029	(5)	12,713,823
Involuntary Termination	-	627,835	978,694	-	-	-	1,606,529
Normal Retirement, Death or Disability	-	627,835	5,591,944	-	-	-	6,219,779
Mark K. Boling
Change in Control	-	445,250	3,314,699	90,000	-	-	3,849,949
Change in Control Termination	5,060,250	-	3,314,699	90,000	62,090	3,086,246	11,613,285
Involuntary Termination	-	445,250	667,859	-	-	-	1,113,109
Normal Retirement, Death or Disability	-	445,250	3,314,699	-	-	-	3,759,949
Jeffrey B. Sherrick
Change in Control	-	420,590	2,893,271	75,600	-	-	3,389,461
Change in Control Termination	3,600,000	-	2,893,271	75,600	68,142	2,587,603	9,224,616
Involuntary Termination	-	420,590	450,821	-	-	-	871,411
Normal Retirement, Death or Disability	-	420,590	2,893,271	-	-	-	3,313,861

(1)	Upon termination following a change in control, each participant would be paid an annualized bonus based on target for any performance period that includes the date of the change in control and severance equal to 2.99 times (2.0 times for Mr. Owen and Mr. Sherrick) the annual base salary and maximum bonus opportunity.

(2)

In the event of a change in control regardless of termination, the unvested portion of previously granted performance units will be accelerated and paid. In the event of involuntary termination, death, disability or retirement, the unvested performance units will be paid on a vested or pro rata basis pursuant to the overall level of achievement under the original terms and conditions of the grants at the time that payment is due and required to be made under the Plan. The value of the performance units for all scenarios in this column are calculated by assuming the target value.

In the event of a change in control, change in control termination, normal retirement at age 65, death or disability all unvested outstanding stock options and restricted stock will become fully vested.

Stock options. The values represent the excess of the assumed value of the option shares or the change in control price, as applicable, for which vesting is accelerated over the exercise price for those option shares, using the $27.29 per share Company closing price on December 31, 2014.

Restricted Stock. In the event of a change in control, change in control termination, death, disability, or normal retirement at age 65, the amount shown includes the value of the restricted stock for which vesting would have been accelerated, based on a $27.29 per share Company closing price on December 31, 2014.

(3)	Amounts show the enhancements, if any, provided for in the SERP for each NEO in connection with the various termination scenarios above the present value of SERP benefit upon retirement.

(4)	The tax gross-up amount is an estimate of what would be reimbursed to the NEO (with the exception of Mr. Way) for the so-called “parachute” tax of Section 280G of the Internal Revenue Code. The provisions of Section 280G of the Internal Revenue Code are complex and the resulting tax is heavily fact-dependent. Proper tax planning may be available to reduce or eliminate the amounts owed in the event of a “change in control.”

(5)	Mr. Way’s Severance Agreement does not provide for the payment of a tax gross-up.

Report of the Compensation Committee

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with Management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

VELLO A. KUUSKRAA, CO-CHAIRMAN

JOHN D. GASS, CO-CHAIRMAN

ELLIOTT PEW

TERRY W. RATHERT

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our NEOs disclosed in this Proxy Statement in accordance with SEC rules. The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards and performance-based cash incentives, satisfies this goal and is strongly aligned with the long-term interests of its stockholders.

The Compensation Discussion and Analysis, beginning on page 26 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2014 in more detail. Highlights of the program include the following:

•	It is the Company’s policy that salary constitute no more than 30% of each executive’s compensation package and the remainder be at risk and contingent upon company and individual performance.

•	Our compensation programs include features which we believe mitigate risk without diminishing incentives by: (i) establishing a maximum payout that limits the amount that can be paid in annual bonuses or long-term incentives; (ii) including a mix of cash and equity incentives; (iii) balancing the mix of annual and longer term incentive opportunities; and (iv) requiring significant stock ownership for our senior executives.

•	The equity component of long-term incentive compensation is designed to align management’s interests with those of our stockholders, provides an incentive for achieving our long-term performance objectives and constitutes the major component of at-risk compensation.

•	None of the NEOs has an employment agreement or severance arrangement other than in the context of a change in control.

•	Our compensation programs do not permit re-pricing of stock options without shareholder approval, do not permit pledging or hedging of Company securities after March 2013, and require recoupment of incentives in certain circumstances to encourage responsible and sustainable decision making.

•	Each of the NEOs is employed at-will and is expected to demonstrate exceptional personal performance to continue serving as a member of the executive team.

The Company believes the compensation program for the NEOs is instrumental in helping the Company achieve its strong operational and financial performance over the long-term. In 2014, the Company reached major milestones in production and enjoyed continued expansion beyond the Fayetteville Shale. In 2014 the Company increased production by 17% to approximately 768 Bcfe, and increased total proved reserves to the highest level in the Company’s history, growing 54% to approximately 10.7 Tcfe.

Consistent with our pay-for-performance philosophy, decisions by the Compensation Committee appropriately reflected our performance, with NEOs earning annual cash bonuses and performance unit payouts above the established targets.

Recommendation of the Board

Our Board has determined to hold an annual advisory vote on the compensation of our NEOs. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Southwestern Energy Company, or Southwestern, approve, on an advisory basis, the compensation of Southwestern’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion of this Proxy Statement.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. Unless the Board modifies its determination on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at our 2016 annual meeting of stockholders.

The Board believes that the compensation of our Named Executive Officers is appropriate and recommends a vote “FOR” the approval of the compensation provided them in 2014.

Vote Required

Proposal No. 3 is advisory and therefore considered approved if it receives the affirmative vote of a majority of the votes properly cast. Neither abstentions nor broker non-votes will have an effect on the outcome of the vote.

Please note that Proposal 3 is not considered a “routine” matter, and therefore, if a brokerage firm holds your shares, it will not have discretionary authority to vote your shares. To vote your shares on this Proposal you must provide instructions to your broker using one of the methods described in this Proxy Statement.

DIRECTOR COMPENSATION

During 2014, the Board of Directors held nine meetings, the Audit Committee held four meetings, the Compensation Committee held three meetings (though the members waived the fees for one such meeting) and the Nominating and Governance Committee held two meetings. During 2014, the ad hoc committees held a total of eight meetings. The following table shows the compensation of our non-employee directors in 2014. Mr. Mueller, our Chairman of the Board and Chief Executive Officer, is not included in this table as he is an employee and thus receives no compensation for his services as a director. The compensation for Mr. Mueller in his capacity as a named executive officer is reflected in the Summary Compensation Table above.

Fees Earned or Paid in Cash to Outside Directors in 2014

Name	Annual Retainer ($)	Chairman Fee ($)	Presiding Director Fee ($)	Audit Committee ($)		Compensation Committee ($)		Nominating and Governance Committee ($)		Ad Hoc Committees ($)		SWN Board Meetings ($)	Total ($)
John D. Gass	50,000	-	-	8,000		-		4,000		-		15,000	77,000
Catherine A. Kehr	50,000	-	17,500	8,000		-		14,000	(1)	8,000		15,000	112,500
Greg D. Kerley	50,000	-	-	-		-		-		8,000		15,000	73,000
Harold M. Korell(2)	29,833	-	-	-		-		-		2,000		6,000	37,833
Vello A. Kuuskraa	50,000	-	-	8,000		19,000	(3)	-		8,000		15,000	100,000
Kenneth R. Mourton	50,000	-	-	25,000	(4)	-		4,000		-		15,000	94,000
Elliott Pew	50,000	-	-	-		4,000		-		37,250	(5)	15,000	106,250
Terry Rathert(6)	14,113	-	-	-		-		-		8,000		4,500	26,613
Alan H. Stevens	50,000	-	-	-		4,000		-		8,000		15,000	77,000

(1)	Includes $10,000 annual retainer fee paid to Ms. Kehr as Chairman of the Nominating and Governance Committee.

(2)	Mr. Korell retired from the Board on May 20, 2014. His annual retainer was prorated based on days serving as a director.

(3)	Includes $15,000 annual retainer fee paid to Mr. Kuuskraa as Chairman of the Compensation Committee.

(4)	Includes $17,000 annual retainer fee paid to Mr. Mourton as Chairman of the Audit Committee.

(5)	Includes $29,250 annual retainer fees paid to Mr. Pew as Co-Chairman of the ad hoc technical committee during 2013 and 2014.

(6)	Mr. Rathert was elected to the Board on October 20, 2014. His annual retainer was prorated based on days serving as a director.

Directors received total compensation as indicated in the table below for fiscal year 2014, including long-term incentive compensation in the form of restricted stock and stock options:

Total Director Compensation

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(2)(4)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
John D. Gass	77,000	115,936	57,025	-	-	23,634	273,595
Catherine A. Kehr	112,500	115,936	57,025	-	-	11,859	297,320
Greg D. Kerley	73,000	115,936	57,025	-	-	3,846	249,807
Harold M. Korell	37,833	-	-	-	-	8,634	46,467
Vello A. Kuuskraa	100,000	115,936	57,025	-	-	8,634	281,595
Kenneth R. Mourton	94,000	115,936	57,025	-	-	13,846	280,807
Elliott Pew	106,250	115,936	57,025			-	279,211
Terry Rathert	26,613	115,936	57,025	-	-	-	199,574
Alan H. Stevens	77,000	115,936	57,025	-	-	11,134	261,095

(1)	Included in this column are an annual retainer fee, chairman fee, lead director fee, committee chairman fees, committee meeting fees, and regular Board meeting fees. Additional details regarding these payments can be found in the table above entitled “Fees Earned or Paid in Cash to Outside Directors in 2014.”

(2)	The dollar amounts stated for the restricted stock and options reflect the value of the award as of the date of grant. The assumptions utilized in the calculation of these amounts are set forth in Footnote 2 to the “Summary Compensation Table” table above.

(3)	The amounts indicated in this column include health insurance provided by the Company for Messrs. Gass, Kerley, Korell, Kuuskraa, Mourton, and Stevens, and Ms. Kehr, and amounts paid under the Company’s charitable gift matching program. The charitable gift matches for Messrs. Gass, Mourton and Stevens total $15,000, $10,000 and $2,500, respectively.

(4)	The aggregate number of stock option awards and stock awards outstanding at fiscal year-end 2014 for each director is set out in the table below:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Shares or Units of Stock that Have Not Vested (#)
John D. Gass	4,806	10,711	7,568
Catherine A. Kehr	11,056	10,711	8,346
Greg D. Kerley	71,790	10,711	11,201
Harold M. Korell	116,302	-	-
Vello A. Kuuskraa	23,036	10,711	8,121
Kenneth R. Mourton	17,766	10,711	8,121
Elliott Pew	6,806	11,711	8,318
Terry Rathert	-	5,965	3,790
Alan H. Stevens	13,806	10,711	8,121

The total annual compensation (i.e. total cash compensation plus long-term incentive compensation) paid to each outside director in 2014 was based upon total compensation received by outside directors in the 2014 Peer Group as determined by the independent compensation consultants and was at the median, which we refer to as Baseline Compensation. The amount of the long-term incentive compensation payable each year is equal to the difference between (i) Baseline Compensation and (ii) the total cash payable to outside directors for such year. The value of the total long-term incentive compensation payable in 2014 was allocated one third to stock option awards and two thirds to restricted stock awards, with the number of stock options and shares of restricted stock awarded being determined by reference to the market value of the Company’s stock. Each director serving as of December 4, 2014 was granted 3,790 shares of restricted stock and nonqualified stock options to purchase 5,965 shares of the Company’s common stock at an exercise price of $30.59 per share.

The restricted stock awarded to the directors will vest at the rate of 25% on the anniversary of the grant date over a period of four years, except in the cases of Messrs. Kuuskraa and Stevens, whose shares are subject to immediate full vesting if they should elect to retire from the Board of Directors as they meet the age and three-year service requirement. All of the restricted stock grants will immediately fully vest upon a “change in control” or the death or disability of a director. The stock options awarded to the directors will vest at the rate of 33 1/3% on the anniversary of the grant date over a period of three years, except in the cases of Messrs. Kuuskraa and Stevens, whose options are subject to immediate full vesting if they should elect to retire from the Board of Directors. All of the stock option grants will immediately fully vest upon a “change in control” or the death or disability of a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee, including those having served during 2014 and those currently serving, are named above under the caption “Committees of the Board of Directors—Compensation Committee,” each of whom is an independent, non-employee director. During 2014, there was no interlocking relationship between the Board or the Compensation Committee and the board of directors or compensation committee of any other company.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL REGARDING SPECIAL MEETINGS

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner of 90 shares of the Company’s common stock, has notified us that he intends to present a proposal at the Annual Meeting. The proposal and the supporting documents are set forth below. Southwestern Energy is not responsible for the proposal or for the accuracy of the proponent’s supporting statement. Your Board recommends that you vote “AGAINST” this proposal.

Stockholder Proposal:

Proposal 4 – Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Delaware law allows 10% of shareholders to call a special meeting and dozens or hundreds of companies have adopted the 10% threshold. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting.

This is also important because there could be a 15-month span between our annual meetings. This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013. Vanguard sent letters to 350 of its portfolio companies asking them to consider providing the right for shareholders to call a special meeting.

Delaware law allows 10% of shareholders to call a special meeting without mandating a holding period. However it takes 20% of Southwestern Energy shareholders, from only those shareholders with at least one-year of continuously stock ownership, to call a special meeting.

Thus potentially 50% of Southwestern Energy shareholders could be disenfranchised from having any voice whatsoever in calling a special meeting due to the Southwestern Energy one-year rule. The average holding period for stock is less than one-year according to “Stock Market Investors Have Become Absurdly Impatient.”

Our clearly improvable corporate governance (as reported in 2014) in an added incentive to vote for this proposal:

GMI Ratings, an independent investment research firm, rated Southwestern Energy D for accounting. Southwestern Energy’s quarterly results were negatively impacted by an $849 million non-cash ceiling test impairment (February 2013).

Steven Mueller was given $10 million in 2013 Total Summary Pay. GMI said unvested equity pay partially or fully accelerates upon CEO termination. Accelerated equity vesting allows executives to realize lucrative pay without necessarily having earned it through strong performance. Southwestern Energy had not disclosed specific, quantifiable performance objectives for our CEO. Southwestern Energy gave long-term incentive pay to executives without requiring our company to perform above the median of its peer group.

In regard to our directors, Gregory Kerley was an inside-related director. Kenneth Mourton had 19-years long-tenure which can negatively impact director independence. Plus Mr. Mourton was our audit committee chairman and a member of our nomination committee.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value.

The Board’s Statement in Opposition to Proposal No. 4:

Your Board has carefully considered this proposal and believes that its adoption would not be in the best interests of the Company or its stockholders for the reasons that follow. Accordingly, your Board unanimously recommends that stockholders vote “AGAINST” this proposal.

This is the second consecutive year in which this particular stockholder has proposed lowering the percentage of stockholders required to call a special meeting from the 20% “net long” in our bylaws approved overwhelmingly by our stockholders just four years ago, in May 2011. Nearly 62% of the shares voted last year opposed his proposed reduction to 15%. Your Board sees no reason to reduce the percentage to the even lower level of 10%, as he proposes this year.

As we stated last year, special meetings are costly, time consuming and distracting. They should be undertaken only for truly extraordinary matters that a sizeable percentage of stockholders do not believe can wait until the next annual meeting. Reducing this percentage risks that a small percentage of stockholders, focused on narrow and/or short-term interests, can disrupt Company operations and perhaps extract concessions in their self-interest. Moreover, this particular proposal, like last year’s, does not take into account “short” positions, which reduce the true economic interest of the proposing stockholder. Contrary to the proponent’s statement, our bylaws do not require that shareholders hold their shares for at least one year to be counted in calling a special meeting.

The proponent cites two companies whose stockholders passed similar proposals. He fails to mention that (1) neither company previously had any right whatsoever for stockholders to call a meeting, and (2) according to published reports, in 2013 and 2014, at every company in the S&P 500 at which a stockholder proposed to lower an existing percentage required to call a special meeting that already was at 25% or less—i.e., a situation comparable to ours—the stockholders rejected the proposal. Your Board continues to believe that the level approved by our stockholders in 2011—20% “net long”—strikes the right balance.

The proponent cites “clearly improvable corporate governance” as a reason to vote for his proposal yet does not point to any governance issues or how his proposal would improve governance. Our existing governance policies provide ample opportunity for stockholders to express their views and oversee the destiny of the Company, including through:

•	Annual majority election of directors

•	Annual “say on pay” votes

•	No supermajority requirements

•	The ability of a reasonable percentage of stockholders to call special meetings

•	The ability of a majority of stockholders to act by written consent

The Board takes issue with many other criticisms contained in the proponent’s statement and would advise stockholders to seek such information from sources that disclose the factual basis for their assertions and conclusions. For example, the 2012 non-cash ceiling impairment the proponent mentions was an adjustment required under U.S. generally accepted accounting principles when natural gas prices declined significantly. With respect to CEO compensation, each year we discuss our compensation philosophy and metrics and conduct a “say on pay” vote; in 2014, almost 98% of shares voted approved our executive compensation policies. With respect to particular directors, the matters he mentions were disclosed in the descriptions of those directors in last year’s proxy statement, and each of them received approximately 99% of votes cast.

Recommendation of the Board

For the above reasons, the Board does not believe that it is in the best interests of the Company or its stockholders to adopt this proposal and therefore unanimously recommends that stockholders vote “AGAINST” it.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL FOR PROXY ACCESS

The New York City Comptroller, located at One Centre Street, Room 629, New York, NY 10007, on behalf of New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Board of Education Retirement System, have notified us that they intend to present a proposal at the Annual Meeting. Each of the New York City retirement funds is the beneficial owner of more than $2,000 in market value of the Company’s common stock. The proposal is set forth below. Southwestern Energy is not responsible for the proposal or for the accuracy of the proponent’s supporting statement. Your Board recommends that you vote “AGAINST” this proposal.

Stockholder Proposal:

RESOLVED: Shareholders of Southwestern Energy Company (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CPA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 – and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

The Board’s Statement in Opposition to Proposal No. 5:

Your Board has carefully considered this proposal and believes that its adoption would not be in the best interests of the Company or its stockholders for the reasons that follow. Accordingly, your Board unanimously recommends that stockholders vote “AGAINST” this proposal.

This proposal is not about shareholder ability to nominate candidates to our Board or to solicit proxies for their election, which are rights that already exist.

Proxy access, while sounding benign, is not about the ability of stockholders to nominate candidates for our Board or to solicit proxies for their election. It is about who pays to solicit those proxies—the nominating stockholders or the Company. Under our current bylaws, any stockholder may nominate candidates and solicit proxies for their election, in addition to proposing candidates for the Nominating and Governance Committee of our Board of Directors to consider.

This proposal would go much further and require the Company to fund solicitation on behalf of nominees of one or a group of stockholders owning as little as 3% of our shares. Though 3% may sound like a small percentage, it represents an investment of over $260 million based on our closing price on March 23, 2015, the Record Date for voting at this Annual Meeting. An individual or group of stockholders able to invest such sizeable funds surely has the capability to pay to solicit proxies.

This proposal purports to address problems that do not exist at our Company.

The proponent states that this proposal “will make directors more accountable” but does not allege any lack of accountability or poor governance at our Company. To the contrary, the proponent’s website states that our Company was selected for making this proposal solely because we are involved in fossil fuels.

Our existing corporate governance policies and practices promote the Board’s accountability to our stockholders. For example:

•	All directors are elected annually

•	Directors are elected by a majority vote standard

•	As noted above, stockholders may suggest director candidates to the Nominating and Governance Committee or directly nominate candidates and solicit proxies for their election

•	Stockholders may communicate directly with any director or group of directors, including the entire Board, as discussed under “Communications with the Board of Directors” above

•	We have an independent, non-executive presiding director

•	Only one of our nine directors is a Company employee, and seven are classified as independent under the standards of the New York Stock Exchange and the principal shareholder advisory services

•	Two thirds of our directors have been in office five years or less

•	Stockholders may approve amendments to our charter and bylaws by a simple majority vote, rather than a super-majority

•	The Company does not have a poison pill in place

Although the proponent notes that similar proposals have passed at other companies, several of those had serious governance issues. Since January 1, 2014 stockholder proxy access proposals similar to the proponent’s failed to achieve the vote required at more than half the S&P 500 companies at which they were introduced, including Apple Inc., Oracle Corporation and Walgreens Inc.

This proposal would bypass the important role of the independent Nominating and Governance Committee.

Director candidates included in the Company’s proxy statement have undergone rigorous consideration by the Nominating and Governance Committee of our Board of Directors. This committee, which is comprised solely of independent directors, considers candidates suggested by directors, management and stockholders and recommends nominees based on the quality and integrity of the individuals, the skills and backgrounds they bring as compared to those of other directors, and the absence of real or potential conflicts of interest.

This nomination process leads to a balanced Board possessing a diversity of knowledge, experience and perspective in the industries and communities in which we operate, in finance and accounting, in legal and governance matters and in other relevant areas, and lacking conflicts that can influence their judgment improperly. Candidates nominated by a potentially small group of shareholders will not have gone through this process, or will have been rejected by it. Why should the Company—and thus all stockholders—pay to solicit votes for them?

This proposal may increase the influence of special interest groups.

The proponent argues that proxy access “will make directors more accountable.” The important question is, “To whom?” Nominees of stockholders owning as little as 3% of our shares may not be independent and may be beholden to the small groups of stockholders who nominated them. Those candidates may desire to implement a specific agenda that may not take into account the long-term best interests of the Company and all its stockholders, whether it be increasing our leverage, forcing asset dispositions or adopting particular social or other policies.

For evidence of this very real possibility, one need look no further than the proponent’s discussion of this proposal on his website. In deciding the companies at which to make proxy access proposals, he states he focused on “three priority issues,” one of which is climate change, and for this reason we were placed on the list of “33 carbon-intensive coal, oil and gas and utility companies” that would receive this proposal. Though our Company is keenly sensitive to environmental matters and is rightfully proud of our record in this area—see our company website, under “Our Operations – Our Commitments – Air” and “– Water” (http://www.swn.com/responsibility/pages/air.aspx and http://www.swn.com/responsibility/pages/water.aspx)—this proposal opens the door for Company-financed solicitation of proxies for nominees advocating particular environmental agendas, including those supported by elected officials who manage the votes of public pension funds, as well as those supporting specific investors’ individual economic or commercial goals.

This proposal does not require that the holders proposing a nominee maintain that interest through the date of the stockholders’ meeting or even have an economic interest in the shares that they own. Through hedging, short sales and other techniques, the proponents may have eliminated economic risk and thus have no real stake in the outcome yet still qualify as “beneficial owners” under the proposal.

This proposal may result in other negative impacts on our Company and thus our stockholders.

•	Disrupt Company and Board operations. The Company may spend director and management time and extra funds to promote voting in favor of the candidates recommended by the Nominating and Governance Committee. This can distract the Board and management from running the Company’s business and entail significant out-of-pocket costs to the Company, a situation that can occur year after year.

•	Discourage highly qualified director candidates. The availability of Company-paid proxy solicitation makes contested elections much cheaper and easier to mount, and the prospect of repeatedly facing election contests may dissuade highly qualified candidates from joining or continuing to serve on our Board.

•	Balkanize the Board. The election of one or more agenda-driven directors can lead to factions that interfere with effective functioning of the Board and similarly dissuade qualified candidates from joining or continuing to serve on our Board.

Recommendation of the Board

For the above reasons, the Board does not believe that it is in the best interests of the Company or its stockholders to adopt this proposal and therefore unanimously recommends that stockholders vote “AGAINST” it.

PROPOSALS FOR 2016 ANNUAL MEETING

Stockholder proposals intended to be presented for possible inclusion in the Company’s proxy materials for the 2016 Annual Meeting must be received by the Company at its principal offices not later than December 8, 2015. Any stockholder submitting a proposal intended to be brought before the 2016 Annual Meeting who has not sought inclusion of the proposal in the Company’s proxy materials must provide written notice of such proposal to the Secretary of the Company at the Company’s principal executive offices not less than 50, nor more than 75, days prior to the called meeting date. If less than 45 days’ notice of the Annual Meeting is given, written notice of any such proposal must be received no later than the close of business on the 15th day following the day on which notice of the Annual Meeting date was mailed. The Company’s bylaws require that notices of stockholder proposals contain certain information about any proposal and the proposing stockholder. A copy of the relevant bylaw provisions may be obtained on www.sec.gov or by contacting the Secretary, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389, (832) 796-1000.

CONFIDENTIAL VOTING

The Company has a confidential voting policy to protect our stockholders’ voting privacy. Under this policy, all proxies, ballots and other voting materials or compilations (collectively, “Voting Records”) that identify specific holders of record or beneficially of any class of stock of the Company, entitled to vote at any annual or special meeting and the manner in which such holders voted shall be kept permanently confidential and shall not be disclosed to any entity or person, including the directors, officers, employees or stockholders of the Company except (i) to allow the tabulator of the vote to tabulate and certify the vote, (ii) to comply with federal or state law, including the order of any court, department or agency having jurisdiction over the Company, and to assert or defend claims for or against the Company, (iii) in connection with a contested proxy solicitation; (iv) in the event a stockholder has made a written comment on a proxy card or ballot, or (v) if a stockholder expressly requests disclosure of his or her vote. Proxy cards shall be returned in envelopes addressed to the tabulator of the vote. Notwithstanding the foregoing, the tabulator of the vote may report to the Company the aggregate number of shares voted with respect to any matter and whether (but not how) a stockholder has voted and shall report to the Company any written comments on any Voting Records, including the names and addresses of the stockholders making the comments. Any party receiving or tabulating the Voting Records and any person serving as an inspector of elections shall be given a copy of the policy and shall sign a statement acknowledging receipt of the policy and the obligation to comply with it. The policy does not operate to impair free and voluntary communication between the Company and its stockholders, including the disclosure by stockholders of the nature of their votes.

OTHER BUSINESS

Although the Notice of Annual Meeting of Stockholders calls for transaction of such other business as may properly come before the meeting, the Company’s management has no knowledge of any matters to be presented for action by stockholders at the meeting other than as set forth in this Proxy Statement. The Company’s bylaws set forth the requirements for stockholders to propose to bring matters before the meeting. A stockholder must timely submit a notice containing certain information about any proposal and the proposing stockholder. To be timely, such notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 50 nor more than 75 days prior to the meeting date; provided, however, that in the event that less than 45 days’ notice of the meeting date is given to stockholders, notice by the stockholder must be so received no later than the close of business on the 15th day following the day on which notice of the meeting date was mailed. If any other business should come before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment. A copy of the relevant bylaw provisions may be obtained on www.sec.gov or by contacting the Secretary, Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389, (832) 796-1000.

Dated: April 6, 2015

Southwestern Energy Company

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - John D. Gass	☐	☐	☐	02 - Catherine A. Kehr	☐	☐	☐	03 - Greg D. Kerley	☐	☐	☐
04 - Vello A. Kuuskraa	☐	☐	☐	05 - Kenneth R. Mourton	☐	☐	☐	06 - Steven L. Mueller	☐	☐	☐
07 - Elliott Pew	☐	☐	☐	08 - Terry W. Rathert	☐	☐	☐	09 - Alan H. Stevens	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to ratify independent registered public accounting firm for 2015.	☐	☐	☐	3.	Advisory vote to approve our executive compensation.	☐	☐	☐

4.	Proposal from stockholder regarding special meetings.	☐	☐	☐	5.	Proposal from stockholder regarding proxy access.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Southwestern Energy Company

10000 ENERGY DRIVE

SPRING, TEXAS 77389

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Catherine A. Kehr and Kenneth R. Mourton as Proxies, with power of Substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on March 23, 2015, at the Annual Meeting of Stockholders to be held on May 19, 2015, or any adjournments thereof.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at anytime before it is exercised, the signer retaining the right to attend the meeting and vote in person.

This proxy, when properly executed, will be voted in the manner directly herein. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors FOR the election of the nominees, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

Southwestern Energy Company

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Local Time, on May 18, 2015.

Vote by Internet • Go to www.envisionreports.com/swn • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - John D. Gass	☐	☐	☐	02 - Catherine A. Kehr	☐	☐	☐	03 - Greg D. Kerley	☐	☐	☐
04 - Vello A. Kuuskraa	☐	☐	☐	05 - Kenneth R. Mourton	☐	☐	☐	06 - Steven L. Mueller	☐	☐	☐
07 - Elliott Pew	☐	☐	☐	08 - Terry W. Rathert	☐	☐	☐	09 - Alan H. Stevens	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to ratify independent registered public accounting firm for 2015.	☐	☐	☐	3.	Advisory vote to approve our executive compensation.	☐	☐	☐

4.	Proposal from stockholder regarding special meetings.	☐	☐	☐	5.	Proposal from stockholder regarding proxy access.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Dear Stockholder,

Stockholders of Southwestern Energy Company can take advantage of several services available through our transfer agent Computershare Trust Company N.A. These services include:

DirectService Investment Program

Stockholders may purchase or sell Southwestern Energy Company stock directly through the Program rather than dealing with a broker. Automatic investment allows you to purchase additional shares on a regular basis by authorizing Computershare to electronically debit your checking or savings account each month. Stockholders can deposit certificates to be held on account for safekeeping, request a certificate for shares held on account or transfer shares to others.

Vote-by-Internet

Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast via Internet up until 11:59 p.m. on the day before the Annual Meeting.

Internet Account Access

Stockholders may access their accounts on-line at www.computershare.com. Through Account Access you will have the ability to view your holdings, request address changes, certify tax identification numbers, and buy or sell shares.

Transfer Agent Contact Information

Computershare Trust Company, N.A.	Telephone Inside the USA:	(800) 446-2617
P.O. Box 43069	Telephone Outside the USA:	(781) 575-2723
Providence, RI 02940-3069	TTD/TYY for Hearing Impaired:	(800) 952-9245

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Southwestern Energy Company	+

10000 ENERGY DRIVE

SPRING, TEXAS 77389

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Catherine A. Kehr and Kenneth R. Mourton as Proxies, with power of Substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on March 23, 2015, at the Annual Meeting of Stockholders to be held on May 19, 2015, or any adjournments thereof.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at anytime before it is exercised, the signer retaining the right to attend the meeting and vote in person.

This proxy, when properly executed, will be voted in the manner directly herein. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors FOR the election of the nominees, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+